                                                                    Exhibit 10.6

                                 COMPOSITE COPY
                                       of
                                 POWER AGREEMENT
                             Dated October 15, 1952
                                     between
                        OHIO VALLEY ELECTRIC CORPORATION
                                       and
                            UNITED STATES OF AMERICA
                            Acting By and Through the
                     UNITED STATES ATOMIC ENERGY COMMISSION
                    and, subsequent to January 18, 1975, the
                                  ADMINISTRATOR
                                       of
                         ENERGY RESEARCH AND DEVELOPMENT
                   and, subsequent to September 30, 1977, the
                               SECRETARY OF ENERGY
                            the statutory head of the
                              DEPARTMENT OF ENERGY

COMPOSITE COPY AS MODIFIED BY:

Modification No. 1, dated July 23, 1953
Modification No. 2, as of Mar. 15, 1964
Modification No. 3, as of May 12, 1966
Modification No. 4, as of Jan. 7, 1967
Modification No. 5, as of Aug. 15, 1967
Modification No. 6, as of Nov. 15, 1967
Modification No. 7, as of Nov. 5, 1975
Modification No. 8, as of June 23, 1977
Modification No. 9, as of July 1, 1978
Modification No. 10, as of Aug. 1, 1979
Modification No. 11, as of Sept. 1, 1979 (Eff. 3/29/80)
Modification No. 12, as of Aug. 1, 1981 (Eff. 10/1/81)
Modification No. 13, as of Sep. 1, 1989 (Eff. 11/29/89)
Modification No. 14, as of Jan. 15, 1992 (Eff. 10/14/92)
Modification No. 15, as of Feb. 1, 1993 (Eff. 7/1/93)

                                TABLE OF CONTENTS

SECTION                                                                         PAGE
-------                                                                         ----

                              ARTICLE I
                      FACILITIES TO BE PROVIDED

1.01        Generating Stations
1.02        Transmission and General Plant Facilities
1.03        Interconnections with Sponsoring Companies
1.04        Installation of Line Terminal Positions at DOE
              Substations
1.05        Design, Operation and Maintenance of Line
              Terminal Positions and Related Equipment
1.06        Assistance in Securing Priorities
1.07        Ownership of Facilities
1.08        Easements on Project Property
1.09        Rights of Access

                             ARTICLE II
                            POWER SUPPLY

2.01        Power Requirements
2.02        Interim Power
2.03        Permanent Power
2.04        Supplemental Power
2.05        Contract Demand and Change in Load
2.06        Characteristics of Supply and Point of Delivery
2.07        Power Factor
2.08        Arranged Power
2.09        Occasional Energy
2.10        Transmission Revenues
2.11        Transmission Payments

                             ARTICLE III
                      RATES FOR PERMANENT POWER

3.01        Provisional Rate for Permanent Power during
              Full Scale Operation
3.02        Rate for Permanent Power Prior to Full Scale
              Operation
3.03        Adjustment of Energy Charge
3.04        Adjustment of Demand Charge
3.05        Capital of Corporation
3.06        Additional Facilities
3.07        Replacements

3.08        Use of Capacity by Corporation and DOE
3.09        Advance Payments
3.10        Review and Recommendations by DOE

                             ARTICLE IV
                         BILLING AND PAYMENT

4.01        Interim Power
4.02        Supplemental Power
4.03        Permanent Power
4.04        Maintenance of Equipment and Cost of Additional
              Facilities and Replacements
4.05        Taxes and Insurance Allocated Directly to DOE
4.06        Payment of Charges in Event of Termination or
              Reduction
4.07        Payment
4.08        Arranged Power and Occasional Energy
4.09        Transmission Payments

                              ARTICLE V
                        MEASURING INSTRUMENTS

5.01        Measuring instruments
5.02        Measurement of Maximum Demand

                             ARTICLE VI
                          TERM OF AGREEMENT

6.01        Duration
6.02        Cancellation by DOE during Full Scale Operation
6.03        Reduction of DOE Contract Demand during Full
              Scale Operation
6.04        Payments for Employee Benefits
6.05        Termination as Result of Certain Conditions
6.06        Limitation of Liability
6.07        Method of Payment of Cancellation Charges
6.08        Use of DOE Facilities After Cancellation or
              Reduction
6.09        Decommissioning, Shutdown, Demolition and
              Closing

                             ARTICLE VII
                         GENERAL PROVISIONS

7.01        Earnings on Capital Stock
7.02        Purchase of Fuel
7.03        Use of Other Fuels

7.04        Accounts
7.05        Force Majeure
7.06        Property Insurance
7.07        Convict Labor
7.08        Officials Not to Benefit
7.09        Regulatory Approvals and Future Regulatory
              Action
7.10        Notices
7.11        Waiver
7.12        Successors and Assigns
7.13        Equal Opportunity
7.14        Security
7.15        Contract Work Hours and Safety Standards Act
              Overtime Compensation
7.16        Patents and Inventions
7.17        Selection of Employees
7.18        Utilization of Small Business Concerns and
              Small Business Concerns Owned and Controlled
            by Socially and Economically Disadvantaged
              Individuals
7.19        Utilization of Labor Surplus Area Concerns
7.20        Wage and Price Standards
7.21        Payment of Interest on Claims
7.22        Affirmative Action for Handicapped Workers
7.23        Clean Air and Water
7.24        Affirmative Action for Disabled Veterans and
              Veterans of the Vietnam Era
7.25        Covenant Against Contingent Fees
7.26        Miscellaneous
7.27        Approval Required
7.28        Titles of Articles and Sections
7.29        Alterations
7.30        Definitions
7.31        Gratuities
7.32        Restrictions on Subcontractor Sales to the
              Government
7.33        Anti-Kickback Procedures
7.34        Small Business and Small Disadvantaged Business
              Subcontracting Plan
7.35        Utilization of Women-Owned Small Businesses
7.36        Drug-Free Workplace
7.37        Electronic Funds Transfer Payment Methods
7.38        Payment of Interest
7.39        Price of Fee Adjustment for Illegal or Improper
              Activity

APPENDIX I

A           General
B           Project Generation Stations
C           Step-Up and Switching Stations at Each
              Generating Station
D           Other Switching Stations
E           Substations Provided by DOE at the Project

APPENDIX II
APPENDIX III
APPENDIX IV

                                POWER AGREEMENT


      AGREEMENT dated this 15th of October, 1952, by and between OHIO VALLEY ELECTRIC CORPORATION, a corporation organized under the laws of the State of Ohio (hereinafter called "Corporation"), and the UNITED STATES OF AMERICA, acting by and through the SECRETARY OF ENERGY, the statutory head of the DEPARTMENT OF ENERGY (hereinafter called "DOE" which term as used herein shall be deemed to include the duly authorized representative or representatives of the Secretary of Energy)

WITNESSETH THAT:

      WHEREAS, DOE proposes to construct a new project (hereinafter referred to as the "Project") near Portsmouth, Ohio, and will require at the site of the Project electric power and energy in a large amount which is not now available; and

      WHEREAS, in order to supply all of such electric power and energy, the companies named below (hereinafter called "Participating Companies") have caused Corporation to be organized for the purpose of constructing and operating power generating facilities within reasonable transmission distance of the Project and certain trans mission facilities, such construction and operation to be effected either directly by Corporation or indirectly through Indiana-Kentucky Electric Corporation, a corporation organized under the laws of the State of Indiana as a wholly owned subsidiary corporation of Corporation, or by other mutually agreeable subsidiary corporations of Corporation (for all purposes of this Agreement the term "Corporation" shall include each such subsidiary unless the context otherwise requires) and the Participating Companies have agreed, subject to the receipt of certain authorizations or approvals by regulatory agencies, to make available to Corporation equity capital, in an amount presently estimated not to exceed $20,000,000 in the aggregate, in the proportions indicated in the tabulation below:

Name of                                   Equity Participation
Participating Company                     Ratio-Per Cent
---------------------                     --------------
American Gas and Electric
  Company                                      39.9
The Cincinnati Gas & Electric
  Company                                       9.0
Columbus and Southern Ohio
  Electric Company                              4.3
The Dayton Power and Light
  Company                                       4.9
Kentucky Utilities Company                      2.5
Louisville Gas and Electric
  Company                                       4.9
Ohio Edison Company                            16.5
Southern Indiana Gas and
  Electric Company                              1.5
The Toledo Edison Company                       4.0
The West Penn Electric Company                 12.5

and

      WHEREAS, Corporation proposes to issue from time to time to the Participating Companies, as required, shares of the capital stock of Corporation for cash at the par value thereof of $100 per share in amounts presently estimated not to exceed the aggregate number of shares of such capital stock indicated in the tabulation below:

Name of                                   Equity Participation
Participating Company                     Ratio-Per Cent
---------------------                     --------------
American Gas and Electric
  Company                                    79,800
The Cincinnati Gas & Electric
  Company                                    18,000
Columbus and Southern Ohio
  Electric Company                            8,600
The Dayton Power and Light
  Company                                     9,800
Kentucky Utilities Company                    5,000
Louisville Gas and Electric
  Company                                     9,800
Ohio Edison Company                          33,000
Southern Indiana Gas and
  Electric Company                            3,000

The Toledo Edison Company                     8,000
The West Penn Electric Company               25,000

and

      WHEREAS, arrangements are being made on behalf of Corporation with several institutional investors and banks pursuant to which such institutional investors and banks will lend funds to Corporations, hereinafter referred to as "indebtedness,"1 for that part of the required initial capital of Corporation not represented by the equity capital described above, it being anticipated that such indebtedness will be issued from time to time as required; and

      WHEREAS, Corporation will enter into the contracts hereinafter referred to in Section 1.03 hereof with the companies named below (hereinafter called the "Sponsoring Companies") under which contracts the respective rights and obligations of the Sponsoring Companies will, subject to certain conditions to be expressed therein, be established in the proportions indicated in the tabulation below:

Name of                                   Power Participation
Sponsoring Company                        Ratio-Per Cent
------------------                        --------------
Appalachian Electric Power
  Company (1)                                   15.2

--------

1 The term "indebtedness" referred to in the DOE Power Agreement shall include any indebtedness of Corporation for borrowed money incurred in connection with the acquisition, financing, construction and completion of the project generating stations, or the project transmission facilities, and shall include any indebtedness (including, without limitation any indebtedness relating to the interest component, the principal or amortization component and any other component of any purchase price, amortization, rental or other payment under an installment sale, loan, lease or similar agreement) relating to the purchase, lease or acquisition by Corporation of additional facilities under Section 3.06 and replacements under Section 3.07.

The Cincinnati Gas & Electric
  Company                                      9.0
Columbus and Southern Ohio
  Electric Company                             4.3
The Dayton Power and Light
  Company                                      4.9
Indiana & Michigan Electric
  Company (1)                                  7.6
Kentucky Utilities Company                     2.5
Louisville Gas and Electric
  Company                                      7.0
Monongahela Power Company (2)                  3.5
Ohio Edison Company                           14.5
The Ohio Power Company (1)                    15.0
Pennsylvania Power Company (3)                 2.0
The Potomac Edison Company (2)                 2.0
Southern Indiana Gas and
  Electric Company                             1.5
The Toledo Edison Company                      4.0
The West Penn Electric Company                 7.0

(1)   Subsidiary of American Gas and Electric Company.

(2)   Subsidiary of The West Penn Electric Company.

(3)   Subsidiary of Ohio Edison Company.

and

      WHEREAS, this Agreement is authorized by and executed pursuant to the Atomic Energy Act of 1946 and the Supplemental Appropriation Act, 1953, in the interest of the common defense and security;

[Note - Additional whereas clauses were included in the various modifications.]

NOW, THEREFORE, THIS AGREEMENT WITNESSETH:

                              ARTICLE I
                      FACILITIES TO BE PROVIDED

      Section 1.01 GENERATING STATIONS. Corporation shall expeditiously undertake or cause to be undertaken the design, purchase and construction, and operation and maintenance, of two steam-electric generating stations; viz.:

      (a) One generating station hereinafter called "Ohio Station" consisting of five turbo-generators each with an expected capability of 200,000 kw, as described in Appendix "I" attached hereto and made a part hereof, with all other necessary equipment, at a location on the Ohio River between Portsmouth and Marietta, Ohio.

      (b) One generating station hereinafter called "Indiana Station" consisting of six turbo-generators each with an expected capability of 200,000 kw, as described in Appendix "I", with all other necessary equipment, at a location on the Ohio River between New Albany and Lawrenceburg, Indiana.

      The two above-described generating stations, including lands and land rights employed in connection there with, are hereinafter called "project generating stations."

      Corporation shall exert its best efforts to have the generating units in the two project generating stations ready for commercial operation on the following dates:

Ohio Station                  Indiana Station
------------                  ---------------
1st Unit    3/1/55            1st Unit    1/1/55
2nd Unit    6/1/55            2nd Unit    4/15/55
3rd Unit    9/15/55           3rd Unit    8/1/55
4th Unit    1/1/56            4th Unit    11/1/55
5th Unit    4/1/56            5th Unit    2/15/56
                              6th Unit    6/1/56

      Preliminary operation of each unit expected one month prior to commercial operating dates.

      Section 1.02 TRANSMISSION AND GENERAL PLANT FACILITIES. Corporation shall expeditiously undertake or cause to be undertaken the design, purchase and construction, and operation and maintenance, of the necessary transmission and general plant facilities as described in Appendix "I", to deliver the electric energy produced at the project generating stations to the point of delivery (as defined in Section 2.06) for use at the Project and, except as provided in
Section 5.01, the metering facilities required for billing purposes located at the Project. Such facilities, including lands and land rights used or useful in connection therewith, are hereinafter called "project transmission facilities." Corporation shall use its best efforts to have the project transmission facilities available for commercial operation on the following dates:

Ohio Station - Project double circuit line to X-530 Substation.......    8/1/54
Tanners Creek - Switching Station double circuit line................   10/1/54
Switching Station - Project double circuit line to X-530 Substation..   10/1/54
Indiana Station - Tanners Creek double circuit line..................   12/1/54
Indiana Station - Switching Station double circuit line..............    4/1/55
Ohio Station - Project double circuit line to X-533 Substation.......    6/1/55
Switching Station - Project double circuit line to X-533 Substation..    8/1/55

      Section 1.03 INTERCONNECTIONS WITH SPONSORING COMPANIES. Corporation shall establish or cause to be established interconnections between the project generating stations and/or the project transmission facilities and the systems of certain of the Sponsoring Companies, directly or indirectly, by means of which there will be afforded additional security of service to the Project from the systems of Sponsoring Companies, and an outlet for power and energy produced at the project generating stations and from time to time not needed in the operation of the Project. Corporation represents that it will enter into contracts with the Sponsoring Companies (a) to provide power to Corporation over such interconnections for resale to DOE during the construction period prior to full scale operation (as defined in Section 2.03) of the project generation stations, (b) to provide power to Corporation after the beginning of full scale operation over such interconnections for the purpose of supplying supplemental power (as defined in Section 2.04) for delivery to DOE whenever required due to maintenance or emergency outages of Corporation's facilities, and (c) to make available from the project generating stations to the Sponsoring Companies or others power that from time to time is not needed by Corporation to furnish the amount of power to which DOE is entitled hereunder.

      Section 1.04 INSTALLATION OF LINE TERMINAL POSITIONS AT DOE SUBSTATIONS. DOE shall install at its substations at the Project and any additional substations which DOE may hereafter install and operate at the Project under such arrangements as shall be mutually agreed upon by Corporation and DOE (hereinafter called "DOE substations") in addition to the metering facilities describe din Section 5.01 of this Agreement, line terminal positions, including circuit breakers and related equipment for switching and for protection and operation of the project transmission facilities terminating at the DOE substations. Such line terminal positions, circuit breakers and related equipment shall be free of any rental or other charges.

      Section 1.05 DESIGN, OPERATION AND MAINTENANCE OF LINE TERMINAL POSITIONS AND RELATED EQUIPMENT. The Corporation and DOE shall cooperate, to the extent required, in the coordination of design and operation of the line terminal positions, circuit breakers, and system relay protection and communication and telemetering equipment provided by Corporation with similar equipment provided by DOE at the Project, so as to obtain reliable and satisfactory performance of such equipment. Corporation, to the extent requested by DOE shall make necessary tests, adjustments or settings, and repairs to DOE-owned protection relays, communication and telemetering equipment, and such other related equipment located at the DOE substations as DOE may install for switching and for protection and operation of Corporation's or Sponsoring Companies' transmission lines terminating at the DOE substations. DOE shall reimburse Corporation for labor, material and other expenses (including applicable over head costs) incurred by Corporation in providing such services.

      Section 1.06 ASSISTANCE IN SECURING PRIORITIES. Upon request by Corporation, DOE shall use its best efforts to aid Corporation and Sponsoring Companies to obtain such priorities as may be necessary for the expeditious construction and operation of the facilities described in Sections 1.01 and 1.02 and of such generating and transmission facilities of the Sponsoring Companies as DOE deems necessary for the supply of interim power and for additional security of service to the Project.

      Section 1.07 OWNERSHIP OF FACILITIES. All facilities provided by Corporation in accordance with Sections 1.01, 1.02 and 3.06, including replacements thereof, shall be the responsibility and remain the property of Corporation, and all facilities beyond the point of delivery specified in
Section 2.06 shall be the responsibility and remain the property of DOE with the exception of Corporation's meters and Corporation's controls for the 138 kv switching and transformer station installed at the DOE substations, which shall be the responsibility and remain the property of Corporation.

      The parties hereto may agree in writing that facilities, constructed by Corporation pursuant to Section 3.06, including replacements thereof, after the effective date of Modification No. 11 to the Agreement and not located at the plant sites of the project generating stations or a part of the project transmission facilities shall be, or become, upon the termination of this Agreement and on terms and under arrangements specified in such writing(s), the property of the United States of America.

      Section 1.08 EASEMENTS ON PROJECT PROPERTY. DOE shall grant or cause to be granted to Corporation and to the Sponsoring Companies easements for a term of fifty years, to enter upon and use such Government-owned land on the Project property as may be necessary for the construction, operation and maintenance of Corporation's or any Sponsoring Company's transmission facilities and for interconnection with other systems. The exact locations, extent of, and other pertinent details with respect to the easements shall be mutually agreed upon in writing by DOE and Corporation or such Sponsoring Company. DOE reserves the right to order removal of any such facilities to another location on the Project property for the convenience of DOE but in such event DOE shall pay the net cost of such removal and relocation and shall grant to Corporation or to such Sponsoring Company similar easements to use such lands as may be necessary in connection with the relocation. The rights to be granted by DOE to Corporation and Sponsoring Companies shall be free of any rental or other charges. The exercise of such rights shall be subject to such security regulations, rules or instructions as DOE may issue from time to time.

      Section 1.09 RIGHTS OF ACCESS. DOE shall grant or cause to be granted to Corporation and any Sponsoring Company all rights in or on the Project property, including rights of ingress or egress, necessary for Corporation to fulfill its responsibilities hereunder for the installation, testing, operation, maintenance and replacement of facilities or equipment in or on the Project property. Upon the termination or cancellation of this Agreement, Corporation or any Sponsoring Company owning facilities or equipment installed upon or in the Project property may, at its respective option, and at its expense, remove any of its facilities from DOE's property.


                                   ARTICLE II

                                  POWER SUPPLY

      Section 2.01 POWER REQUIREMENTS. DOE estimates its requirements for electric power and energy for the Project at the times and amounts set forth in Columns I and II below. Corporation will be ready and able to supply or cause to be supplied these requirements in accordance with the provisions of this Agreement.

      Column I                            Column II
                                    Power Requirements
        Date                        Demand in Megawatts
        ----                        -------------------
       10/1/52                               0.8
       11/1/52                               1.0
       12/1/52                               1.2

        1/1/53                               1.5
        2/1/53                               1.8
        3/1/53                               2.1
        4/1/52                               2.6
        5/1/53                               3.3
        6/1/53                               7.9
        7/1/53                              16.1
        8/1/53                              20.5
        9/1/53                              21.7
       10/1/53                              22.8
       11/1/53                              23.9
       12/1/53                              24.8

        1/1/54                              25.4
        2/1/54                              25.8
        3/1/54                              26.1
        4/1/54                              26.4
        5/1/54                              26.6
        6/1/54                              26.8
        7/1/54                              27
        8/1/54                              27

      Column I                            Column II
                                    Power Requirements
        Date                        Demand in Megawatts
        ----                        -------------------
       8/15/54                             102
       10/1/54                             182
      11/15/54                             262
      12/15/54                             302

        1/1/55                             382
        2/1/55                             457
        3/1/55                             517
        4/1/55                             567
       4/15/55                             597
        5/1/55                             647
        6/1/55                             689
        7/1/55                             723
       7/15/55                             742
        8/1/55                             881
       8/15/55                             895
       10/1/55                            1025
      10/15/55                            1036
       12/1/55                            1174

        2/1/56                            1310
       3/15/56                            1444
       4/15/56                            1554
        5/1/56                            1556
       5/15/56                            1666
        6/1/56                            1667
       6/15/56                            1760
        9/1/56                            1781
       10/1/56                            1790
       11/1/56                            1800

      Section 2.02 INTERIM POWER. Power and energy which will be required by DOE from Corporation for construction and operation purposes at the Project, from sources other than the Corporation's project generating stations, during the period of construction of the project generating stations, is hereinafter called "interim power." DOE shall pay Corporation for interim power delivered at the point of delivery at the following rates:

      Demand Charge           $1.30 per kilowatt per month of measured
                                maximum kilowatt demand.

      Energy Charge           6 mills per kilowatt-hour.

      The maximum amount of interim power that Corporation shall be obligated to supply to DOE at any time is 465,000 kw.

      The maximum demand of interim power supplied prior to commercial operation of the first generating unit of the project generating stations shall be measured, in accordance with Section 5.02, directly by meters at the point of delivery. After such time such maximum demand of interim power shall be computed as the positive remainder obtained by subtracting from the total net metered demand at the point of delivery the amount of permanent power (as defined in Section 2.03) delivered to DOE. The number of kwh supplied as interim power shall be similarly determined.

      Section 2.03 PERMANENT POWER. The term "full scale operation" used herein shall mean the operation of Corporation's project generating stations after the date on which all eleven generating units shall have been placed in commercial operation. Prior to full scale operation Corporation shall make available to DOE as permanent power for use at the Project the entire net available capacity of the project generating stations, and the energy associated therewith, less transmission losses. "During full scale operation Corporation shall make available to DOE for use at the Project such portion of the net available capacity of the project generating stations (to the extent that the same as reduced by transmission losses does not exceed DOE contract demand (as defined in Section 2.05) at the point of delivery) as shall be required to supply to DOE the quantities of permanent power and billing kwh of permanent power described below.

      Whenever the total net metered power and energy delivered to DOE at the point of delivery for any clock hour, plus the transmission losses applicable to permanent power and energy generated at the project generating stations from the 345 kv busses of the project generating stations to the point of delivery, less the scheduled kwh of arranged power, do not exceed the capability of the project generating stations multiplied by the DOE capacity ratio (as defined in paragraph 2 of Section 3.04) then in effect, then the total net metered power and energy delivered to DOE at the point of delivery for such hour, less the scheduled kwh of arranged power and occasional energy, shall be classified as, and are herein referred to as, permanent power and billing kwh of permanent power, respectively.

      Whenever the total net metered power and energy delivered to DOE at the point of delivery for any clock hour, plus the transmission losses applicable to permanent power and energy generated at the project generating stations from the 345 kv busses of the project generating stations to the point of delivery, less the scheduled kwh of arranged power, exceed the capability of the project generating stations multiplied by the DOE capacity ratio then in effect, then the power and energy associated with the capability of the project generating stations multiplied by the DOE capacity ratio then in effect, less the transmission losses applicable to permanent power and energy from the 345 kv busses to the point of delivery and less the scheduled kwh of occasional energy, shall be classified as, and are herein referred to as, "permanent power" and "billing kwh of permanent power", respectively.

      "Capability of the project generating stations" shall mean, for any clock hour, the estimated net capability of the project generating stations for such hour at their 345kv busses determined by such methods and procedures as may be mutually agreed upon.

      The aggregate of the billing kwh of permanent power for all the hours of a month shall be the billing kwh of permanent power for such month.

      The transmission losses from the project generating stations to the point of delivery applicable to power and energy generated at the project generating stations shall be computed by methods and procedures mutually agreed upon.

      Corporation shall arrange with the Sponsoring Companies that, in the event of outage of one or more of the elements of the project transmission facilities between the project generating stations and the point of delivery, the Sponsoring Companies shall make available any capacity of their transmission systems that they determine is not at such time needed by them to supply their customers under commitments made prior thereto, and Corporation shall use such transmission capacity, for the period during which such is not so needed by the Sponsoring Companies, to the extent required to transmit permanent power to the point of delivery, in which event appropriate mutually satisfactory adjustments shall be made for the resulting changes in the transmission losses occurring in the project transmission facilities and the systems of the Sponsoring Companies.

      DOE shall pay Corporation for all permanent power at rates provided in
Article III.

      Section 2.04  SUPPLEMENTAL POWER.

      1. Whenever, for any clock hour, the aggregate amount of permanent power and the energy associated therewith furnished by Corporation to DOE pursuant to
Section 2.03 and the scheduled kwh of occasional energy for which provision has been made by Corporation pursuant to Section 2.09 is insufficient to supply the part of the DOE contract demand which is then being demanded by DOE, Corporation shall, unless Corporation shall be excused as a result of conditions contemplated by Section 7.05 of this Agreement or DOE shall have otherwise excused Corporation from meeting such demand, furnish additional generating capacity and the energy associated therewith to DOE at the point of delivery to make up for such insufficiency in any amount necessary up to a number of kilowatts which will equal the Applicable Percentage (which percentage, for purposes of this Section 2.04, shall not exceed thirty percent) of the sum of
(i) the DOE contract demand and (ii) the transmission losses thereon from the 345 kv busses of the project generating stations. At the request of DOE, during any clock hour Corporation may, at its option, furnish to DOE supplemental power which, when added to the permanent power and occasional energy then being furnished, shall exceed the DOE contract demand; provided that, in such event, DOE shall, if requested to do so by Corporation, forthwith take action to reduce its power and energy requirements to an amount not exceeding the aggregate amount which Corporation would otherwise be obligated to supply. Notwithstanding the foregoing, the aggregate amount of supplemental power and energy which Corporation shall be obligated to furnish to DOE pursuant to this paragraph 1 during any calendar year shall not exceed the product of 900,000,000 kwh multiplied by the average DOE capacity ratio of such calendar year, weighted with respect to the periods of time during which DOE capacity ratios were in effect.

      2. The additional generating capacity and the energy associated therewith furnished to DOE pursuant to paragraph 1. above is called "supplemental power." Corporation shall make no demand charge to DOE for such additional generating capacity so furnished. However, DOE shall pay Corporation for the energy associated therewith in accordance with the plan and rate in paragraph 3 below.

      3. Whenever the total net metered kwh delivered to DOE at the point of delivery for any clock hour is in excess of the aggregate amount of the billing kwh of permanent power, the scheduled kwh of arranged energy and the scheduled kwh of occasional energy for such hour, such excess, subject to paragraph 4 of this Section 2.04, shall be classified as, and is herein referred to as, "delivered kwh of supplemental energy." The aggregate of the delivery kwh of supplemental energy for all the hours of a month shall be the delivered kwh of supplemental energy for such month. To the delivered kwh of supplemental energy so computed for such month shall be added the number of kwh of transmission losses applicable thereto from the points of generation thereof to the point of delivery and the sum so computed is herein called the "billing kwh of supplemental energy". Such transmission losses shall be computed on an incremental loss basis by such methods and procedures as may be mutually agreed upon. For the billing kwh of supplemental energy, DOE shall pay Corporation an amount equal to the "out-of-pocket costs", as defined in Appendix II.

      4. Whenever the permanent power and supplemental power and the energy associated therewith furnished by Corporation to DOE are not sufficient to supply the part of the DOE contract demand which is then being demanded by DOE, Corporation will use its best efforts to furnish additional generating capacity and associated energy to DOE at such rate or rates as may be quoted at such time by Corporation.

      Section 2.05  CONTRACT DEMAND AND CHANGE IN LOAD.

      1. The amount of power which Corporation shall be obligated (unless excused from performing such obligation as a result of delivery by DOE of a notice of termination or reduction pursuant to Article VI of this Agreement or otherwise) to deliver at the point of delivery under this Agreement and the amount of power which DOE shall be obligated to purchase at said point of delivery (unless and to the extent such requirement shall be waived in writing by Corporation at the request of DOE), is herein referred to as the "DOE contract demand" and shall, commencing on the effective date of Modification No. 12 to this Agreement, and for the remainder of the term of this Agreement, except as otherwise provided in clause (A) and in clause (B) of this paragraph 1, be that amount (such amount being herein referred to as the "Full Contract Quantity"), which, when added to the sum of
(i) the kilowatt transmission losses thereon from the 345-kv busses of the project generating stations to the point of delivery, and (ii) the product of the Applicable Percentage and the sum of such amount and (i), shall equal the established capability of the project generating stations as determined from time to time in accordance with Appendix III hereto; provided, however (A) that, commencing with the effective date of Modification No. 12 to this Agreement and during the periods indicated, the DOE contract demand shall be, in lieu of the Full Contract Quantity, the respective amounts specified, in the tabulation below:

Period (Inclusive Dates)                        Megawatts
------------------------                        ---------
Effective Date of Modification
 No. 12 - September 30, 1982                      785
Oct. 1, 1982 - Sept. 30, 1983                    1260
Oct. 1, 1983 - Sept. 30, 1984                    1260
Oct. 1, 1984 - Sept. 30, 1985                    1260
Oct. 1, 1985 - Sept. 30, 1986                    1260
Oct. 1, 1986 - Sept. 30, 1987                    1340
Oct. 1, 1987 - Sept. 30, 1988                    1660

and provided further (B) that (a) notwithstanding anything contained above in clause (A) of this paragraph 1, Corporation shall be entitled, in its sole discretion, at any time and from time to time during the term of this Agreement, upon delivery by Corporation to DOE of a notice in writing at least 60 days (unless and to the extent DOE shall waive such notice requirement in writing; provided, however, that if Corporation shall be advised that it will be subject to a fine or penalty if it fails to limit the generation at either or both of the project generating stations for the purpose of limiting the emission of pollutants or the discharge of wastes, such notice period may, at the option of Corporation, without the consent of or any waiver by DOE, be less than 60 days but not less than 10 days), prior to the effective date of the increase specified in such notice
(the effective date so specified in such notice being herein called the "effective Date") to increase the DOE contract demand from the amount which, had Corporation not elected to deliver such notice, would otherwise be in effect on said Effective Date as the DOE contract demand, (1) by such amount, and (2) for such period commencing on said Effective Date (which may occur within a period covered by a prior notice) and extending to such date at least 90 days subsequent to said Effective Date, as shall be specified in such written notice, and (b) in the event that any of the events specified in clause (i), clause
(ii), clause (iii) or clause (iv) of Section 6.05 of this Agreement shall occur on the effective date of Modification No. 14 to this Agreement or thereafter during the term of this Agreement, then, and in such event, if Corporation so elects pursuant to Section 6.05, for the purpose of computing the demand charges or modified demand charges payable by DOE as cancellation costs pursuant to
Section 6.02 of this Agreement, and for all other purposes of this Agreement, the DOE contract demand in effect on the date of the occurrence of such event and thereafter shall be, and be deemed to be, the Full Contract Quantity; and provided further (C) that at no time during the term of this Agreement shall the DOE contract demand be deemed, for any purpose of this Agreement, to exceed the Full Contract Quantity.

      2. DOE shall have the right at any time to sell or provide permanent or supplemental power and energy to which it is entitled hereunder to its vendors, contractors and concessionaires for their consumption at or in the vicinity of the Project. In addition, DOE shall have the right at any time to sell or provide permanent or supplemental power and energy in an amount up to 2,500 kw to its tenants for their consumption at or in the vicinity of the Project; provided, however, that DOE's right to sell to its tenant, the United States Enrichment Corporation ("USEC"), a corporation established by the Energy Policy Act of 1992, for consumption at the Project, power and energy purchased from Corporation shall not be lim-ited in amount and provided further that DOE's right to sell to its tenant USEC for consumption at DOE's uranium enrichment facility near Paducah, Kentucky, power and energy purchased from Corporation shall not be limited in amount except as provided in paragraph 3 of this Section 2.05.

      3. Except as hereinafter provided, DOE shall have the right, at any time during the term of this Agreement, to the extent that power and energy shall no longer be required at the Project, to transfer all or part of the power and energy to which DOE is entitled hereunder in a block or blocks not less than 20,000 kw in any one case to supply a Governmental requirement at DOE's uranium enrichment facility near Paducah, Kentucky for consumption in operations at such installation. In the event that DOE desires to exercise such right, it shall give notice of its intention to Corporation. If arrangements are mutually agreed upon for such transfer over transmission facilities provided by Corporation, such power and energy shall be delivered by Corporation to the point agreed upon at the rates provided in this Agreement, adjusted to reflect any increase in cost to Corporation as well as applicable transmission charges. If, however, within 60 days after receipt of the notice provided for in this paragraph, Corporation undertakes to release DOE from liability with respect to charges payable by DOE with respect to such power and energy as of (a) one year after such notice, or (b) the day on which such power and energy could have been used at the Paducah facility, whichever is later, or (c) as of such earlier date, if any, when Corporation can absorb such power and energy in its system or in the systems of Sponsoring Companies, then Corporation shall, as of the date when DOE is released from such liability, have the right to dispose of such power and energy in any manner it may determine.

                [Paragraph 4 deleted by Mod. No. 14]

      5. If arrangements are mutually agreed upon, DOE shall have the right, at any time during the term of this Agreement, to transfer all or part of the power and energy to which DOE is entitled under this Agreement to a separate delivery point at the Project site for use by DOE in the operation of its facilities at the Project site and such power and energy shall be delivered by Corporation to DOE at the delivery point so agreed upon at the rates provided in this Agreement, adjusted to reflect any change in the cost to Corporation resulting from such delivery.

      Section 2.06 CHARACTERISTICS OF SUPPLY AND POINT OF DELIVERY. All electric service delivered hereunder shall be three phase, 60-Hertz, at a nominal voltage of 345 kv. Corporation and DOE shall cooperate with each other to regulate the voltage at the DOE 345 kv substation busses at the Project so that the voltage at such substation busses shall not exceed 354 kv and shall not be less than 313 kv. DOE shall take such action as shall be necessary to limit the demand it imposes upon Corporation so that the demand imposed on either of DOE's X-530 or X-533 substations shall not exceed, at any time (i) 1,630,000 kilowatts or (ii) such lesser amount, which shall at least equal 1,500,000 kilowatts, as Corporation may from time to time specify. Electric energy shall be delivered at the substation side of the 345 kv transmission line dead-end insulator assemblies on the DOE 345 kv bus structures, the substation side of the 34 kv tie line dead-end insulator assemblies on the series reactor bus structures, and the X-530 substation side of Corporation's 345 kv disconnecting switch located in the 345 kv lead from the 345/138 kv auto-transformer adjacent to substation X-530 and such points taken collectively are herein called the "point of delivery".

      Section 2.07 POWER FACTOR. DOE shall provide power factor corrective synchronous condenser or other reactive capacity sufficient to correct the net power factor of the load at the point of delivery to approximately unity for interim power deliveries and to not less than 94.7 per cent lagging for permanent power deliveries. DOE and Corporation shall cooperate with each other and with Sponsoring Companies in the operation of such power factor corrective equipment of DOE and in the operation of facilities of Corporation and the Sponsoring Companies to the end that mutually satisfactory power factor conditions shall be maintained.

      Section 2.08  ARRANGED POWER.

      1. In the event that permanent power (together with any occasional energy) and supplemental power, and the energy associated therewith, to be supplied by Corporation to DOE will not be sufficient to supply the DOE requirements for electric power at the Project, at the request of DOE and upon reasonable notice, and provided that arrangements for the supply to Corporation of other power and energy from sources other than the project generating stations have been effected, Corporation will schedule the delivery of such other power and associated energy to DOE, such other power being herein called "arranged power" and the energy associated therewith scheduled to be delivered to the point of delivery being herein called "scheduled kwh of arranged energy".

      2. The aggregate of the scheduled kwh of arranged energy for all the hours of a month shall be the scheduled kwh of arranged energy for such month. To the scheduled kwh of arranged energy so computed for such month shall be added the number of kwh of transmission losses applicable thereto computed by such methods and procedures as may be mutually agreed upon, and the sum so computed is herein called the "billing kwh of arranged energy".

      3. DOE shall pay to Corporation for arranged power and/or for billing kwh of arranged energy during any month an amount equal to the "out-of-pocket costs of arranged power," determined as provided in paragraph 5 of this Section 2.08, plus a charge for difficult to quantify costs of 1 mill per scheduled kwh of arranged energy. No portion of such 1 mill charge for difficult to quantify costs shall be included in the computations under Sections 3.03 and 3.04.

      4. Corporation proposes to purchase, when and if requested by DOE, arranged power, and the energy associated therewith, from systems having power and energy available from sources other than the project generating stations, including purchases from the systems of one or more of the Sponsoring Companies. DOE recognizes that one or more of the systems from which Corporation proposes from time to time to purchase arranged power, and the energy associated therewith, are required to file, with respect to such service, rate schedules and/or tariffs, with the Federal Energy Regulatory Commission and/or other regulatory bodies having jurisdiction, and may from time to time file superseding rate schedules and/or tariffs, which may or may not be made effective by the Federal Energy Regulatory Commission or such regulatory bodies as so filed, and, therefore, Corporation cannot assure DOE that arranged power, and the energy associated therewith, will be supplied by Corporation to DOE under this Section 2.08 in any specific amount or at any specific rate for any particular period of time. Corporation will, however, use its best efforts to secure, and to keep DOE informed as to prevailing, and anticipated changes in, quantities of and proposed rates for, power and the energy associated therewith, which Corporation can purchase for delivery to DOE as arranged power and to cooperate with DOE, to the extent such cooperation is in the judgment of Corporation feasible and in the interests of Corporation, in the purchase of arranged power when requested by DOE with the objective that DOE will be supplied, with flexibility as to source if practical, a reliable and adequate amount of arranged power, and the energy associated therewith, on just and reasonable terms.

      5. "Out-of-pocket costs of arranged power", means all costs which Corporation shall incur in arranging for such arranged power, and the energy associated therewith, taking into account transmission losses, if any, that would not have been incurred if arrangements for such arranged power and energy had not been made.

      Section 2.09  OCCASIONAL ENERGY.

      1. From time to time energy may be available to Corporation for delivery to DOE from systems having energy available from sources other than the project generating stations, including the systems of one or more of the Sponsoring Companies, at a cost to DOE which Corporation believes would be lower than the energy charge for billing kwh of permanent power which would otherwise be supplied to DOE from the project generating stations. Provided that arrangements for the supply to Corporation of such energy have been effected, Corporation may elect, in its sole judgment, to schedule the delivery of such energy to DOE in lieu of energy associated with permanent power. Such energy is called "occasional energy" in this Agreement. The occasional energy scheduled to be delivered to the point of delivery is herein called "scheduled kwh of occasional energy".

      2. The aggregate of the scheduled kwh of occasional energy for all the hours of a month shall be the scheduled kwh of occasional energy for such month. To the scheduled kwh of occasional energy so computed for such month shall be added the number of kwh of transmission losses applicable thereto, computed by such methods and procedures as may be mutually agreed upon, and the sum so computed is herein called the "billing kwh of occasional energy".

      3. DOE shall pay Corporation for billing kwh of occasional energy during any month an amount equal to the "out-of-pocket costs of occasional energy", determined as provided in paragraph 5 of this Section 2.09.

      4. Corporation proposes to use its best efforts to purchase occasional energy from systems having energy available from sources other than the project generating stations, including purchases from the systems of one or more of the Sponsoring Companies. DOE recognizes that one or more of the systems from which Corporation proposes from time to time to purchase occasional energy are required to file, with respect to such service, rate schedules and/or tariffs with the Federal Energy Regulatory Commission and/or other regulatory bodies having jurisdiction, and may from time to time file superseding rate schedules and/or tariffs, which may or may not be made effective by the Federal Energy Regulatory Commission or such regulatory bodies as so filed, and, therefore, Corporation cannot assure DOE that occasional energy will be supplied by Corporation to DOE under this Section 2.09 in any specific amount or at any specific rate for any particular period of time. Corporation will, however, use its best efforts to secure, and to keep DOE informed as to prevailing, and anticipated changes in, quantities of and proposed rates for, the energy which Corporation can purchase for delivery to DOE as occasional energy and to cooperate with DOE, to the extent such cooperation is in the judgment of Corporation feasible and in the interests of Corporation, in the purchase of occasional energy when requested by DOE with the objective that DOE will be supplied, with flexibility as to source if practical, a reliable and adequate amount of occasional energy on just and reasonable terms.

      5. "Out-of-pocket costs of occasional energy" means all costs which Corporation shall incur in providing for such occasional energy, taking into account transmission losses, if any, that would not have been incurred if such occasional energy had not been scheduled.

      Section 2.10 TRANSMISSION REVENUES. From time to time Corporation may receive payments from other utilities or entities for the transmission over transmission facilities of Corporation of electric power and energy not associated with the Project. In such event, no portion of the payments received by Corporation for the use of Corporation's transmission facilities shall be included in the computations under Sections 3.03 and 3.04.

      Section 2.11 TRANSMISSION PAYMENTS. In the event that Corporation is required to make payments to other utilities and/or entities of transmission or transmission-related charges for or in connection with the delivery of electric power and energy to DOE under this Agreement, which charges would not, pursuant to any other provision of this Agreement, be billed by Corporation to, and paid by, DOE, DOE shall pay to Corporation the full amount paid by Corporation for such charges; provided, however, that such amount shall be reduced, to not less than zero, by any amount which Corporation receives from other utilities and/or entities under Section 2.10 during the calendar year when the obligation to make payments to other utilities and/or entities arises.


                                   ARTICLE III

                            Rates For Permanent Power

      Section 3.01 PROVISIONAL RATE FOR PERMANENT POWER DURING FULL SCALE OPERATION. The provisional rate for permanent power, furnished at the point of delivery, for the DOE contract demand during full scale operation, shall consist of:

      (a)   Demand Charge

      A provisional semi-monthly demand charge, to be billed to DOE semi-monthly, for the period ending on the fifteenth day or the last day of each calendar month, as the case may be, shall be separately computed upon the basis of all costs adjusted pursuant to Section
3.04 of this Agreement (other than interest and principal components of purchase price payments under an installment sale or similar agreement required to be paid by DOE directly to a trustee as provided in subclauses (i) and (iii) of clause (a) of paragraph 3 of Section 3.04 of this Agreement) for the most recent calendar year preceding the calendar month for which such demand charge is to be billed. The provisional semi-monthly demand charge for each semi-monthly period shall be determined by dividing the total of the costs for such preceding calendar year by 24 and multiplying the resulting amount by the DOE capacity ratio in effect for such semi-monthly period. Such provisional semi-monthly demand charge shall be subject to adjustment as provided in Section
3.04 of this Agreement. The two provisional semi-monthly demand charges for any calendar month, as so adjusted, shall constitute the minimum monthly charge for such month to DOE under this Agreement; and

      (b)   Energy Charge

      A provisional semi-monthly energy charge shall be separately computed for each semi-monthly period and shall be determined by multiplying (i) the system heat rate of the project generating stations for the twelfth full calendar month preceding the beginning of the semi-monthly billing period, expressed in terms of Btu per kwh of net generation by (ii) the average price of the coal (and other fuel) in storage at the project generating stations at the beginning of the calendar month in which the services billed are rendered, expressed in terms of cost per Btu, and then (iii) multiplying such product by billing kwh of permanent power (determined as provided in Section 2.03 of this Agreement) delivered to DOE during the semi-monthly period which is to be billed. The two provisional semi-monthly energy charges for any calendar month shall be subject to adjustment as provided in Section 3.03 of this Agreement.

      Section 3.02 RATE FOR PERMANENT POWER PRIOR TO FULL SCALE OPERATION. During the period between the beginning of commercial operation of the first unit of Corporation's project generating stations and the beginning of full scale operation, the rate for permanent power furnished at the point of delivery shall consist of:

      (a)   Monthly Demand Charge

      An amount equal to the sum of the following items for the month or portion thereof included in such period prior to full scale operation (i) the total fixed charges of Corporation of the nature described in paragraph 3.(a) of
Section 3.04 (including, in lieu of the amount specified in clause (iii) of said paragraph 3.(a) an amount equal to 2 1/2% on an annual basis of the aggregate amount in Corporation's Accounts 301 to 393, inclusive, of the Uniform System of Accounts prescribed by the Federal Power Commission for Public Utilities and Licensees, as in effect on July 1, 1952 (hereinafter called the "Uniform System of Accounts")); (ii) the total operating expenses of Corporation of the nature described in paragraph 3.(b) of Section 3.04; (iii) the total amount of expenses of Corporation for taxes and insurance of the nature described in paragraph 3.(c) of Section 3.04, and (iv) an amount computed as provided in paragraph 3.(d) of Section 3.04 upon that portion of the aggregate par value of the capital stock of Ohio Valley Electric Corporation then issued and outstanding which is properly allocable, as determined upon a basis consistent with generally accepted accounting principles, to the aggregate amount in Corporation's Accounts 301 to 393, inclusive, of the Uniform System of Accounts and working capital required for the operation of the facilities then in commercial operation. Such amount shall be decreased by an amount equal to the aggregate of the credits required for such month pursuant to the provisions of paragraph 6. of Section 3.08.

      (b)   Monthly Energy Charge

      An amount equal to a base energy rate of 1.702 mills per kwh multiplied by the billing kwh of permanent power. Such monthly energy charge shall be subject to adjustment as set forth in Section 3.03.

      Section 3.03 ADJUSTMENT OF ENERGY CHARGE. The provisional semi-monthly energy charges for any calendar month specified in Section 3.01 shall be adjusted so that the sum of such charges, as adjusted, for such month shall equal the product of the total net charges for such month at the project generating stations to Account 703 (Fuel) of the Uniform System of Accounts, and the ratio of (a) the billing kwh of permanent power for such month plus the transmission losses thereon from the 345 kv busses of the project generating stations to the point of delivery, to (b) the total net kwh generated at the project generating stations during such month corrected for losses to the 345 kv busses thereof. Such losses shall be determined by such methods and procedures as may be mutually agreed upon.

      Section 3.04 ADJUSTMENT OF DEMAND CHARGE. The provisional semi-monthly demand charges for any calendar month specified in Section 3.01 shall be adjusted for such month in the following manner:

      1. The term "established capability" of the project generating stations as used herein means the total net capability of the project generating stations (with all eleven generating units operating) at their 345 kv busses, determined in accordance with the procedures described in Appendix III.

      2. The term "DOE capacity ratio" as used herein means the ratio of (a) the sum of (i) the DOE contract demand, (ii) the kw transmission losses thereon from the 345 kv busses of the project generating stations, determined by such methods and procedures as may be mutually agreed upon, and (iii) the Applicable Percentage of the sum of items (i) and (ii) as an allowance for reserve generating capacity, to (b) the established capability of the project generating stations; provided, however, that the DOE capacity ratio shall not exceed unity.

      The term "Applicable Percentage", referred to in paragraph 1 of Section 2.04, in paragraph 1 of Section 2.05, and in paragraph 2 of this Section 3.04, shall be, on any particular date, fifteen per cent (15%) plus 1.5 percentage points for each whole percentage point by which the average availability of Corporation's generating capacity during the calendar year immediately preceding such particular date, determined as provided in Appendix VI, was less than 90 percent.

      3. As soon as practicable after the close of each calendar month the following components of costs of Corporation (eliminating any duplication of costs which might otherwise be reflected among the corporate entities comprising Corporation) applicable to the ownership, operation and maintenance of the facilities described in Section 1.01, 1.01, 3.06 and 3.07 for such month shall, except as otherwise provided in Sections 3.06 and 3.07, be determined and recorded:

      (a) Component (A) shall consist of fixed charges made up of (i) the amounts of interest properly charge able to Accounts 530, 534 and 535, less the amount thereof credited to Account 536, of the Uniform System of Accounts, including the interest component of any purchase price, interest, rental or other payment under an installment sale, loan, lease or similar agreement relating to the purchase, lease or acquisition by Corporation of additional facilities under Section 3.06 and replacements under Section 3.07 (which, if the right to receive such interest component under such installment sale, loan, lease or similar agreement shall have been assigned by the seller, lender, lessor or other party to any such similar agreement with the written consent of Corporation and DOE, to a trustee under an indenture pursuant to which bonds or other debt securities have been issued and sold, shall be paid by DOE directly to such assignee rather than to Corporation), (ii) the amounts of amortization of debt discount or premium and expenses properly chargeable to Accounts 531 and 532, and (iii) an amount equal to the sum of (I) the applicable amount of the debt amortization component for such month required to retire the total amount of indebtedness of Corporation issued and outstanding at the beginning of full scale operation on a twenty-five year semi-annual payment level debt sinking fund basis (computed with an interest component of 3-3/4% per annum from the beginning of full scale operation), (II) the amortization requirement for such month in respect of indebtedness (including the principal or amortization component of any purchase price, amortization, rental or other payment under an installment sale, loan, lease or similar agreement relating to the purchase, lease or acquisition by Corporation of additional facilities under Section 3.06 and replacements under Section 3.07, which, if the right to receive such principal or amortization component under such installment sale, loan, lease or similar agreement shall have been assigned by the seller, lender, lessor or other party to any such similar agreement, with the written consent of Corporation and DOE, to a trustee under an indenture pursuant to which bonds or other debt securities have been issued and sold, shall be paid by DOE directly to such assignee rather than to Corporation) of Corporation incurred in respect of facilities referred to in Sections 3.06 and 3.07, the cost of which has been financed by Corporation from sources of capital funds other than DOE as contemplated by such Sections 3.06 and 3.07, and
(III) to the extent not provided for pursuant to clause (II) of this clause
(iii), an appropriate allowance for depreciation of the facilities referred to in Sections 3.06 and 3.07, the cost of which has been financed by Corporation from sources of capital funds other than DOE as contemplated by such Sections
3.06 and 3.07.

      (b) Component (B) shall consist of the total operating expenses for labor, maintenance, materials, supplies, services, insurance, administrative and general expense, etc., properly chargeable to the Operating Expense Accounts of the Uniform System of Accounts (exclusive of (i) Accounts 703, 738, 739,
785, 786, 787, 788 and 789 of the Uniform System of Accounts and (ii) any expenses for which DOE reimburses Corporation under Sections 1.05, 4.02 and 4.08), and additional amounts which, after provision for all estimated Federal income taxes on such amounts, shall equal any amounts paid or payable by Corporation as fines or penalties with respect to occasions (before or after the effective date of Modification No. 11 to this Agreement) where it is asserted that Corporation failed to comply with a law or regulation relating to the emission of pollutants or the discharge of wastes; provided, however, that the cost of any insurance carried solely for the benefit of DOE at its request shall be paid for solely by DOE unless otherwise agreed upon from time to time by the parties hereto.

      (c) Component (C) shall consist of the total expenses for taxes, including all taxes on income (other than (i) Federal income taxes, (ii) any taxes that are now or may hereafter be levied based on revenue, energy generated or sold or on any other basis capable of direct distribution, the cost of which taxes shall be allocated directly to DOE and Corporation in amounts reflecting the proper share of each, and DOE shall pay to Corporation its share thereof,
(iii) taxes arising from payments received by Corporation for difficult to quantify costs under Section 2.08 and (iv) taxes arising from payments received by Corporation for use of Corporation's transmission facilities under
Section 2.10), properly charge able to Account 507 of the Uniform System of Accounts; provided, however, that any taxes for which DOE reimburses
Corporation under Sections 1.05, 3.06, 3.07, 4.02, and 4.08 shall not be included in Component (C)."

      (d) Component (D) shall consist of an amount equal to the product of $2.089 multiplied by the total number of shares of capital stock of the par value of $100 per share of Ohio Valley Electric Corporation which shall have been issued and which are outstanding on the last day of such month.

      4. The two provisional semi-monthly demand charges for such calendar month shall be adjusted so that the sum of such charges, as adjusted, shall equal the product of the total of the costs specified in paragraph 3 of this Section 3.04 multiplied by the average DOE capacity ratio in effect for such month, weighted with respect to the periods of time during which DOE capacity ratios were in effect; provided, however, that the adjustment of the provisional semi-monthly demand charges for such month shall be made on the basis that the average DOE capacity ratio in effect for such month equalled unity as to amounts, if any, specified in paragraph 3 of this Section 3.04 with respect to the cost of facilities which are referred to in Sections 3.06 and 3.07, which costs are incurred after October 14, 1977, whether or not the purchase and installation of such facilities occurred in whole or in part prior to such date.

      5. After the close of each calendar year a further adjustment shall be made by multiplying the total of the costs specified in paragraph 3 of this
Section 3.04 for the entire year by the average DOE capacity ratio for such year, weighted with respect to the periods of time during which DOE capacity ratios were in effect, and crediting or charging DOE, as the case may be, with the difference between the resulting product and the aggregate of the amounts of the provisional semi-monthly demand charges for such year, after adjustment of such amounts pursuant to paragraph 4 of this Section 3.04; provided, however, that such further adjustment shall be made on the basis that the average DOE capacity ratio for such year equalled unity as to amounts, if any, specified in paragraph 3 of this Section 3.04 with respect to the cost of facilities which are referred to in Sections 3.06 and 3.07, which costs are incurred after October 14, 1977 whether or not the purchase and installation of such facilities occurred in whole or in part prior to such date.

      6. Commencing with the month in which Modification No. 12 to the DOE Power Agreement shall become effective and for each month thereafter during the term of this Agreement, Corporation shall, to the extent it sells power to one or more Sponsoring Companies pursuant to paragraph 1 of Section 3.08 of this Agreement, remit to DOE an amount equal to the Sponsoring Companies' Share of the Pollution Control Facility Payment applicable to such month or the next succeeding month pursuant to paragraph 4 of Section 3.04, collected such amount for such month from one or more Sponsoring Companies pursuant to Section 3.08, the amount so collected shall (in lieu of being remitted by Corporation to DOE) be reflected as a credit to, or adjustment of, the demand charges payable by DOE to Corporation pursuant to Section 3.04, collected such amount for such month from one or more Sponsoring Companies pursuant to Section 3.08, the amount so collected shall (in lieu of being remitted by Corporation to DOE) be reflected as a credit to, or adjustment of, the demand charges payable by DOE to Corporation pursuant to Section 3.04 of this Agreement; provided, however, that nothing contained in this paragraph 6 shall relieve, or be deemed to relieve, DOE from any obligation it may have under paragraph 3(a) of Section 3.04 of this Agreement to pay any amount referred to in said paragraph 3(a) directly to a trustee, as assignee, under an indenture pursuant to which bonds or other debt securities have been issued and sold.

            [Paragraph 7 deleted as of August 1, 1981]

      8. The amount provided for Component (D) in clause (d) of paragraph 3 of this Section 3.04 as amended effective as of January 1, 1971 shall be subject to equitable adjustment (to be made in accordance with the standard that such Component (D) is designed to provide Corporation with a reasonable return before Federal income taxes, but taking into account the rate thereof which can reasonably be estimated to be applicable in the current period and the deductions which will be available to Corporation for such period, on the aggregate amounts recorded from time to time in Accounts 200, 203, 270 and 271 of the Uniform System of Accounts) by mutual agreement of Corporation and DOE on January 1, 1971, and on the first day of each calendar quarter thereafter during the term of this Agreement to reflect prospectively any changes which has occurred in the circumstances of Corporation. In the event Corporation or DOE shall propose at adjustment pursuant to this paragraph 8, which shall not be agreed to by the other party hereto, Corporation or DOE may apply for the determination, after the expiration of 30 days from the giving of notice thereof or such longer or shorter period as the parties hereto may agree, by the Review Board hereinafter described of whether an adjustment shall be made and the amount thereof. Such determination shall be conducted in accordance with the applicable rules of procedure for contract disputes of said Review Board, or in the absence of such rules of procedure, in accordance with such procedure as the Review Board shall fix. The Review Board shall as promptly as feasible determine such matter by a written decision, to be made in accordance with the standards specified in this paragraph 8, which shall include a finding that such decision is consistent with the provisions hereof. A copy of such decision shall be delivered to each of the parties hereto. The decision of the Review Board in such determination shall be final and conclusive unless determined by a court of competent jurisdiction to have been fraudulent, or capricious, or arbitrary, or so grossly erroneous as necessarily to imply bad faith, or not supported by substantial evidence; provided, that nothing in this contract shall be construed as making final the decision of any administrative official, representative, or board or any arbitrator on a question of law. In connection with any proceeding for determination under this paragraph 8. Corporation and DOE shall each be afforded an opportunity to be heard and to offer evidence. In the event that an adjustment proposed by Corporation or DOE to take effect on a future date which is the first day of a calendar quarter is the subject of mutual agreement or a determination by the Review Board, such adjustment shall be made effective as of such first day of a calendar quarter, notwithstanding that such mutual agreement or determination by the Review Board shall occur before or after such first day of a calendar quarter.

      Prior to the effectiveness of any assignment of this Agreement by DOE, the "Review Board," for the purposes of this paragraph 8, shall be the DOE Board of Contract Appeals. Thereafter the Review Board shall consist of a board of three arbitrators. Either party hereto applying for determination by arbitration may, after expiration of the period heretofore described in this paragraph 8, by written notice to the other appoint an arbitrator to act hereunder with respect to the determination of such matter. Within fifteen days from receipt of such notice of appointment of an arbitrator the other party shall appoint an arbitrator and given written notice of such appointment to the first party. The arbitrators so appointed shall within a period of forty-five days after the date of appointment of the second arbitrator agree upon the appointment of a third arbitrator who shall be a person engaged in engineering work or business relating to the production or transmission of electric power and energy. Should the arbitrators appointed by the parties be unable to agree upon the selection of a third arbitrator, or should there for any other reason be a failure to appoint three arbitrators as contemplated by this paragraph 8, either party may apply to any federal court which would have jurisdiction of an action between the parties arising out of this contract for the appointment of an arbitrator or arbitrators, pursuant to Section 5 of the Federal Arbitration Act (Title 9 U.S. Code, Section 5). The compensation and expenses of the arbitrators in connection with the performance of their duties hereunder shall be paid in equal proportions by each of the parties hereto unless the arbitrators otherwise specify in their decision. Promptly after the selection of the third arbitrator, as above provided, the arbitrators shall proceed to hear and determine, as promptly as feasible, the matter for the determination of which they have been appointed. The decision of two or more of the arbitrators shall be final and binding upon the parties hereto except to the extent provided heretofore in this paragraph 8 with respect to review by a court of competent jurisdiction.

      If under the provisions hereof the matter so determined by a decision of the Review Board requires a modification or amendment of this Agreement, the parties agree to incorporate such decision in an appropriate modification or amendment hereto, in such form and manner as the Review Board shall designate if the same cannot be agreed upon by the parties hereto, and to execute an appropriate instrument setting forth such modification or amendment. Either party may at any time apply to an appropriate court for entry of judgment upon a final award of the Review Board.

      Any modification or amendment to this Agreement effected pursuant to this paragraph 8 shall provide that it shall not become effective until the last day of the month in which the last of the following events shall occur:

            (a) All applicable requirements as to approval by or filings with regulatory agencies having jurisdiction in respect of the transactions constituting the subject matter of such modification or amendment (including expiration of any specified period after the date of any filing) shall have been complied with and all requisite approvals of such regulatory agencies shall be in full force and effect and none shall be the subject of attack on appeal, by direct proceeding or otherwise, and (except to the extent that Corporation shall waive such condition) any requisite approvals of regulatory agencies having such jurisdiction shall have become final and not subject to judicial review in any court; and

            (b) All of the parties to the Inter-Company Power Agreement, dated July 10, 1953, as amended, shall have executed and delivered (i) any necessary consent to such modification or amendment of this Agreement and
      (ii) any modification to the InterCompany Power Agreement which shall be appropriate in the circumstances, and any such consent and/or modification shall have become effective; and

            (c) Corporation shall be in a position to effect compliance under the instruments governing the outstanding indebtedness of Corporation with respect to such modification or amendment to the Agreement and with respect to any consent and/or modification to the Inter-Company Power Agreement referred to in clause (b) above, including, to the extent required, the delivery to the Corporate Trustee under the Mortgage and Deed of Trust of Ohio Valley Electric Corporation of an opinion or certificate of an independent engineer to the effect that such amendment is desirable in the business of Corporation, is not prejudicial to the interests of the holders of the then outstanding indebtedness of Corporation and will not impair any security therefor.

      Section 3.05 CAPITAL OF CORPORATION. The total capital of Corporation made up of outstanding capital stock and indebtedness shall not exceed Corporation's requirements for (a) the cost of Corporation's facilities described in Sections
1.01 and 1.02, which shall include all components of cost of organization of Corporation and construction of such facilities, including interest during construction, as provided in Accounts 301 through 393 and the Instructions--Electric Plant Accounts of the Uniform System of Accounts, (b) the cost of any additional project facilities that may be installed pursuant to
Section 3.06 hereof, (c) that part of the cost of replacements as provided for in Section 3.07 not borne by DOE, (d) costs incident to financing, and (e) necessary working capital. It is the intent of the parties hereto that working capital be kept to a minimum consistent with the requirements of Corporation to enable Corporation to carry on its business of operating the facilities referred to in this Section 3.05 with reasonable smoothness and dispatch.

      The initial amount of capital stock of Corporation to be issued prior to full scale operation shall not exceed (i) an aggregate par value of $20,000,000 if the initial indebtedness of Corporation issued prior to full scale operation does not exceed $420,000,000 or (ii) an aggregate par value equal to 5% of the total initial capital (consisting of indebtedness of Corporation and its capital stock) issued prior to full scale operation of such initial indebtedness of Corporation exceeds $420,000,000.

      Section 3.06 ADDITIONAL FACILITIES. In connection with the operation of the Paducah or Portsmouth installations of DOE, as a part of the cost structure of this Agreement and for the purpose of providing funds in the amount necessary to cover the entire cost to Corporation of additional facilities and/or spare parts associated with the provision of electric utility services to DOE, including, without limitation, such facilities as fuel processing plants, flue gas or waste product processing facilities and additional generating units or stations at the location of the existing facilities or elsewhere, as shall be purchased and/or installed or being installed by Corporation pursuant to the provisions of this Section 3.06, DOE shall pay to Corporation amounts sufficient, after provision for any estimated income taxes that may be applicable thereto, to enable Corporation to cover the entire cost of such additional facilities and/or spare parts; provided, however, that neither any single additional facility and/or spare part costing more than $100,000 nor any single additional facility or spare part costing less than $100,000 ("small additional facility or spare part") after the total cost of all small additional facilities or spare parts in one calendar year has reached $5 million shall be purchased or installed by Corporation pursuant to this Section 3.06 without the prior written approval of DOE unless the purchase or installation of such additional facilities and/or spare parts is ordered or required by any regulatory body having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or is reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or is otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment.

      Corporation agrees, upon the request of DOE, to use its best efforts to arrange, to the extent that, in Corporation's judgment, such financing is feasible, financing for a period not to extend beyond December 31, 2005, from sources of capital funds other than DOE of the cost of each additional facility and/or spare part which has a cost in excess of $5,000,000, or such lesser amount as may be specified by Corporation, and also agrees where the cost is so financed in whole or in part (1) to reimburse or credit DOE from any proceeds of such financing to the extent such proceeds are, under the financing arrangements, available for such purpose, for any amount which DOE may have previously paid to Corporation under this Section 3.06 for the cost of such additional facility and/or spare part and (2) to apply the balance of any such proceeds in payment of the remaining cost, if any, of such additional facility and/or spare part; DOE shall be relieved of its obligation under this Section
3.06 to pay Corporation for the cost of any additional facility and/or spare part to the extent that Corporation pays such cost from the balance of any proceeds as contemplated under clause (2) of this sentence.

      DOE agrees that, if DOE requests that Corporation arrange for financing from sources of capital funds other than DOE the cost of any additional facility and/or spare part, DOE will provide to Corporation assurance in a form satisfactory to Corporation that DOE will pay to Corporation (or, if the right to receive principal payments, interests payments, and any other financing expenses under an installment sale, loan, lease or similar agreement shall have been assigned by the seller, lender, lessor or other party to any such similar agreement with the written consent of the Corporation and DOE to a trustee under an indenture pursuant to which bonds or other debt securities have been issued and sold, will pay directly to such assignee rather than to Corporation) the full amount of principal payments, interest payments and any other expenses of financing the cost of the additional facility and/or spare part.

      If Corporation requests a ruling to the effect that amounts paid by DOE under this Section 3.06 do not constitute taxable income to Corporation, but is unable to obtain a ruling satisfactory to Corporation, or in case such ruling once obtained shall be reversed or rescinded, then DOE shall pay to Corporation such amounts, in lieu of the amounts to be paid as above provided, which, after provision for all estimated income taxes that may be applicable thereto, shall equal the entire costs of the additional facilities and/or spare parts payable by DOE to Corporation as above provided.

      If Corporation charges to expense any item of additional facilities and/or spare parts which is later determined to be an item which should have been capitalized for tax purposes, then DOE shall, as part of the cost structure of this Agreement, pay to Corporation such amount which, after provision for all estimated income taxes that may be applicable thereto, when added to any amount previously paid for the item by DOE, shall equal the entire cost of the additional facilities and/or spare parts payable by DOE to Corporation as above provided.

      DOE shall not pay to Corporation any amount pursuant to paragraph 3(a) and paragraph 3(d) of Section 3.04 with respect to all or such portion of the cost of such addi-tional facilities and/or spare parts as has been paid by DOE and has not thereafter been financed from sources other than DOE.

      If the purchase, acquisition or installation of any additional facility and/or spare part is ordered or required by any regulatory agency having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or by a court in any proceeding relating to the control of pollutants or the discharge of wastes by Corporation, or if in the judgment of Corporation any additional facility and/or spare part is reason ably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or is otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment, then until such additional facility and/or spare part shall be purchased, acquired or in stalled and operating effectively (A) Corporation shall be entitled so to operate the project generating stations as, in the judgment of Corporation, will (i) limit emissions of pollutants and the discharge of wastes to permissible amounts, and (ii) otherwise comply with all governmental requirements as to health, safety and the protection of the environment, and (B) Corporation shall not be held responsible or liable for any loss or damage to DOE on account of nondelivery of energy, and DOE shall not be relieved form its obligation to pay any charges payable under this Agreement.

      Section 3.07 REPLACEMENTS. In connection with the operation of the Paducah or Portsmouth installations of DOE, as a part of the cost structure of this Agreement and for the purpose of providing funds in the amount necessary to cover the entire cost to Corporation of replacements chargeable to property and plant pursuant to the provisions of this Section 3.07 necessary or desirable to keep the project generating stations and project transmission facilities in a dependable and efficient operating condition in order to facilitate the provision of electric utility services to DOE, DOE shall pay to Corporation amounts sufficient, after provision for any estimated income taxes that may be applicable thereto, to enable Corporation to cover the entire cost of such replacements made or being made by Corporation during any month or prior thereto (and not previously reimbursed), which costs are incurred after October 14, 1977, whether or not the purchase and installation of such replacements occurred in whole or in part prior to such date; provided, however, that neither any single replacement costing more than $500,000 nor any single replacement costing less than $500,000 ("small replacement") after the total cost of all small replacements in one calendar year has reached $1,000,000 shall be effected by Corporation pursuant to this Section 3.07 without the written approval of DOE unless such replacements are ordered or required by any regulatory body having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or are reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or are otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment.

      Corporation agrees, upon the request of DOE, to use its best efforts to arrange, to the extent that, in Corporation's judgment, such financing is feasible, financing for a period not to extend beyond December 31, 2005, from sources of capital funds other than DOE of the cost of each replacement which has a cost in excess of $5,000,000, or such lesser amount as may be specified by Corporation, and also agrees where the cost of a replacement is so financed in whole or in part (1) to reimburse or credit DOE from any proceeds of such financing to the extent such proceeds are, under the financing arrangements, available for such purpose, for any amount which DOE may have previously paid to Corporation under this Section 3.07 for the cost of such replacement and (2) to apply the balance of any such proceeds in payment of the remaining cost, if any, of such replacement; DOE shall be relieved of its obligation under this Section
3.07 to pay Corporation for the cost of any replacement to the extent that Corporation pays such cost form the balance of any proceeds as contemplated under clause (2) of this sentence.

      DOE agrees that, if DOE requests that Corporation arrange financing from sources of capital funds other than DOE of the cost of any replacement, DOE will provide to Corporation assurance in a form satisfactory to Corporation that DOE will pay to Corporation (or, if the right to receive principal payments, interest payments, and any other financing expenses under an installment sale, loan, lease or similar agreement shall have been assigned by the seller, lender, lessor or other party to any such similar agreement with the written consent of Corporation and DOE to a trustee under an indenture pursuant to which bonds or other debt securities have been issued and sold, will pay directly to such assignee rather than to Corporation) the full amount of principal payments, interest payments and any other expenses of financing the cost of the replacement.

      If Corporation requests a ruling to the effect that amounts paid by DOE under this Section 3.07 do not constitute taxable income to Corporation, but is unable to obtain a ruling satisfactory to Corporation, or in case such ruling once obtained shall be reversed or rescinded, then DOE shall pay to Corporation such amounts, in lieu of any amounts paid as above provided, which, after provision for all estimated income taxes that may be applicable thereto, shall equal the entire cost of the replacements payable to DOE as above provided.

      If Corporation charges to expense any replacement item which is later determined to be an item which should have been capitalized for tax purposes, then DOE shall, as part of the cost structure of this Agreement, pay to Corporation such amount which, after provision for all estimated income taxes that may be applicable thereto, when added to any amount previously paid for the item by DOE, shall equal the entire cost of the replacements payable by DOE to Corporation as above provided.

      For the purposes of this Section 3.07 the term "replacement" shall include, in addition to electric plant constructed or installed in place of property retired, any facilities or equipment (i) the installation of which shall require some physical alteration of the project generating facilities and/or the project transmission facilities and (ii) which are designed to limit the emission of pollutants or the discharge of wastes or are otherwise reasonable necessary to comply with any governmental requirement as to health, safety or the protection of the environment, whether or not the project generating facilities or the project transmission facilities previously included facilities or equipment serving the same purpose or function as the replacement.

      No replacement costs paid for out of the proceeds of insurance, or out of amounts recovered from third par-ties, shall be included in the determination of the cost of replacements. The term "costs of replacements" shall include all components of cost plus removal expenses, less salvage. DOE shall not pay to Corporation any amounts pursuant to paragraph 3(a) and paragraph 3(d) of Section 3.04 with respect to all or such portion of the cost of such replacements as has been paid by DOE and has not thereafter been financed from sources other than DOE.

      If the purchase, acquisition or installation of any replacement is ordered or required by any regulatory agency having jurisdiction over the emission of pollutants or the discharge of wastes by Corporation or by a court in any proceeding relating to the control of pollutants or the discharge of wastes by Corporation, or if in the judgment of Corporation any replacement is reasonably required to enable Corporation to limit the emission of pollutants or the discharge of wastes or is otherwise reasonably necessary in order to comply with any governmental requirement as to health, safety or the protection of the environment, then until such replacement shall be installed and operating effectively (A) Corporation shall be entitled so to operate the project generating stations as, in the judgment of Corporation, will (i) limit emissions of pollutants and the discharge of wastes to permissible amounts, and (ii) otherwise comply with all governmental requirements as to health, safety and the protection of the environment, and (B) Corporation shall not be held responsible or liable for any loss or damage to DOE on account of nondelivery of energy, and DOE shall not be relieved from its obligation to pay any charges payable under this Agreement.

      Section 3.08 USE OF CAPACITY BY CORPORATION AND DOE.

      1. Corporation shall have the right at any time after the beginning of full scale operation to make use of any net available generating capacity in its project generating stations in excess of the permanent power as defined in
Section 2.03, then being supplied to DOE and to the extent that Corporation sells such power to others than DOE it shall charge therefor not less than an aggregate amount per calendar year which, together with all payments made
(after giving effect to all adjustments required hereunder) or to be made to Corporation by DOE with respect to such year, will be equal to the total of the costs specified in paragraph 3, of Section 3.04 and the total net charges for such year to Account 703 (Fuel) of the Uniform System of Accounts.

      2. During the period commencing with the month during which Modification No. 12 to this Agreement shall become effective and ending with the month of September 1988, both inclusive, Corporation shall, to the extent it sells power to one or more of the Sponsoring Companies pursuant to paragraph 1 of this
Section 3.08, charge such Sponsoring Company or Sponsoring Companies for power sold during a month, as a part of the amount Corporation is obligated to charge pursuant to paragraph 1 of this Section 3.08, amounts which in the aggregate equal the Sponsoring Companies' Share of the Pollution Control Facility Payment applicable to such month. The Sponsoring Companies' Share of the Pollution Control Facility Payment for a month shall equal the product of (i) an amount determined by subtracting the DOE capacity ratio in effect during such month from unity, and (ii) the Pollution Control Facility Payment applicable to such month. The amount of the Pollution Control Facility Payment for a month shall mean an amount equal to the sum of (a) the monthly components of interest, and monthly principal components of purchase price, payable under the agreements of sale, dated as of March 1, 1977 and March 1, 1979, respectively, between the City of Madison, Indiana, and Corporation's wholly owned subsidiary, Indiana-Kentucky Electric Corporation; and the agreements of sale, dated as of October 1, 1978 and March 1, 1979, respectively, between the Ohio Air Quality Development Authority, and Corporation, exclusive of amounts of principal resulting from the acceleration, as a result of default or otherwise, of the maturity of any purchase price payment under one or more of said agreements of sale, and (b) the amount of any amortization of debt discount and expense chargeable for such month to Account 531 of the Uniform System of Accounts with respect to the financing of the facilities which are subject to the agreements of sale referred to in clause (a) above.

      Section 3.09 ADVANCE PAYMENTS. Corporation and DOE may make advance payments under this Agreement, to the extent permitted by law and agreed upon by the parties hereto, and Corporation shall reflect any such advance payments in the billings rendered to DOE under this Article III.

      Section 3.10 REVIEW AND RECOMMENDATIONS BY DOE. While it is recognized that the construction and operation of the facilities referred to in Sections 1.01, 1.02, 3.06 and 3.07 are the responsibility of Corporation, the costs thereof have a direct relation to DOE's cost of power under this Agreement, and accordingly DOE may from time to time review and discuss with Corporation its operating and construction plans, practices and procedures and make recommendations with respect thereto which in DOE's judgment may provide for economies in construction or operation, and Corporation will adopt such recommendations of DOE as may be mutually agreed upon.

                                   ARTICLE IV

                               BILLING AND PAYMENT

      Section 4.01 INTERIM POWER. Corporation shall submit to DOE as early as practicable in each month a bill for all interim power supplied to DOE during the immediately preceding month pursuant to Section 2.02.

      Section 4.02 SUPPLEMENTAL POWER. Corporation shall submit to DOE as early as practicable in each month a bill for all supplemental power supplied to DOE during the immediately preceding month pursuant to Section 2.04.

      Section 4.03 PERMANENT POWER. Corporation shall submit to DOE as early as practicable after the end of each semi-monthly period a bill for the provisional semi-monthly demand charge and the provisional semi-monthly energy charge specified in Section 3.01 for permanent power delivered by Corporation to DOE during such semi-monthly period pursuant to Section 2.03.

      Corporation shall also submit to DOE as early as practicable in each month a bill or bills or credit memorandum for any amounts due Corporation or DOE, for the immediately preceding month on account of any of the adjustments provided for in Sections 3.03 and 3.04; provided, however, that Corporation may render such bills or credit memoranda for any or all of such adjustments on a quarterly basis, or such other basis as may be mutually acceptable, and may include there in the adjustment for any item not included in a previous bill or credit memorandum; and provided further, however, that such bills or credit memoranda shall be further adjusted to effect, on such basis as DOE and Corporation shall mutually agree upon from time to time, the ratable distribution consistent with Section 46(f)(2) of the Internal Revenue Code of 1954, or any other section of the Internal Revenue Code enacted in substitution for such section, of federal income tax benefits realized by Corporation after January 1, 1979 or such other date as may be mutually agreed upon as a result of investment tax credits claimed by Corporation, such adjustment to commence only after receipt by Corporation of income tax rulings satisfactory to it. Each such bill or credit memorandum shall include such detail as DOE may request to show the operation and effect of such adjustments.

      Section 4.04 MAINTENANCE OF EQUIPMENT AND COST OF ADDITIONAL FACILITIES AND REPLACEMENTS. Corporation may bill DOE separately each month, or more frequently if considered desirable by Corporation, for reimbursement for the expense of maintaining DOE-owned equipment, as provided in Section 1.05, and to cover the cost of additional facilities and replacements as provided in Article III, or may include such charges in any bill submitted pursuant to Sections 4.02 and 4.03.

      Section 4.05 TAXES AND INSURANCE ALLOCATED DIRECTLY TO DOE. Corporation shall bill DOE for (i) its share of the cost of any estimated taxes allocated directly to DOE pursuant to clause (c) of paragraph 3 of Section 3.04, (ii) the cost of any estimated taxes or other charges to be paid by DOE pursuant to Sections 3.06 and 3.07, and (iii) the cost of any insurance to be paid by DOE pursuant to clause (b) of paragraph 3 of Section 3.04.

      Section 4.06 PAYMENT OF CHARGES IN EVENT OF TERMINATION OR REDUCTION. Corporation shall submit to DOE as early as practicable in each month a bill for all amounts payable by DOE pursuant to Article VI for the preceding month.

      Section 4.07 PAYMENT. Bills rendered pursuant to this Article IV shall be paid by DOE within 15 days after the receipt thereof, but the bills and credit memoranda submitted shall be subject to such subsequent corrections (including corrections of computations for any particular year arising by reason of such matters as subsequent redetermination by the Bureau of Internal Revenue of taxes applicable to such year) as may be appropriate as a result of audits made for the purpose of verification thereof or otherwise. If during any notice period of the character described in Section 6.02, or any comparable period involved in a reduction of DOE contract demand under Section 6.03 or in a termination of this Agreement under Section 6.04 or Section 6.05, DOE shall fail to pay, within 15 days after the receipt thereof, any bill rendered pursuant to this Article IV in respect of power and energy supplied to DOE. Corporation, unless DOE shall pay such bill within 7 days after receipt of notification from Corporation of its failure to pay such bill, may elect to treat, upon 48 hours prior notice to DOE, such failure as a further notice from DOE to the effect that DOE will not require during the remainder of such period (i) any power in the case of the termination of this Agreement, or (ii) any power in excess of the reduced DOE contract demand in the case of a reduction of the DOE contract demand.

      Section 4.08 ARRANGED POWER AND OCCASIONAL ENERGY. Corporation shall submit to DOE as early as practicable in each month a bill for the costs incurred during the immediately preceding month pursuant to Sections 2.08 and 2.09, respectively.

      Section 4.09 TRANSMISSION PAYMENTS. Corporation shall submit to DOE as early as practicable in each month a bill for the amount by which costs incurred during the current calendar year pursuant to Section 2.11 exceed the total of
(i) the amounts paid by DOE during the current calendar year under this Section 4.09, and (ii) the amount of any transmission revenues received by the Corporation during the current calendar year pursuant to Section 2.10.

                                    ARTICLE V

                              MEASURING INSTRUMENTS

      Section 5.01 MEASURING INSTRUMENTS. Corporation shall own and maintain the metering equipment at the Project which will be necessary to provide complete information regarding the use of power and energy for dispatching and billing purposes, except that DOE shall own and maintain the necessary current and potential transformers with conduit, secondary wiring and devices complete to the terminal blocks on Corporation's metering panels at the point of delivery hereunder. In order to expedite the work DOE shall purchase and install Corporation's metering panels and metering equipment at the Project 345kv substations, the cost of which shall be reimbursed to DOE by Corporation. DOE may, at its option and expense, install check meters. Corporation will make such periodic tests and inspections of its meters as may be necessary to maintain the same at the highest practical commercial standard of accuracy, and will advise DOE promptly of the results of any such test which shows any inaccuracy more than 1% slow or fast. DOE shall be given notice of, and may have representatives present at, such tests and inspections. Corporation will make additional tests of its meters at the request of DOE and in the presence of DOE's representatives. If such periodic or additional tests show that a meter used for billing is accurate within 1% slow or fast, no correction shall be made in the billing to DOE; but if any such tests show that such meter is inaccurate by more than 1% slow or fast, correction shall be made in the billing to DOE for the previous month, or from the date of the latest test if within the previous month and for the elapsed period in the month during which the test was made, provided that no correction shall be made for a longer period than that during which it may be determined by mutual agreement that the inaccuracy existed.

      Section 5.02 MEASUREMENT OF MAXIMUM DEMAND. Whenever it is necessary to measure or compute the maximum demand of the DOE load, such maximum demand shall be taken as the highest average simultaneous load in kilowatts at the point of delivery during any sixty-minute period starting on the hour in the period under consideration.

                                   ARTICLE VI

                                TERM OF AGREEMENT

      Section 6.01 DURATION. The term of this Agreement, unless otherwise terminated in accordance with the provisions hereof, shall terminate at 12:00 Midnight, Central Standard Time, on December 31, 2005. The parties recognize that the project generating stations were constructed to service the United States of America's load requirements at the Project, and therefore recognize the principle that power and associated energy produced by the project generating stations beyond the term of this Agreement are to be made available, at least to the extent of DOE's contract demand as in effect on December 31, 2005, to serve such load, provided Corporation's equipment is then serviceable and mutually agreeable arrangements can be evolved by the parties hereto. Accordingly, Corporation and DOE agree to review the possibility of negotiating power supply arrangements for the delivery of power and associated energy produced by the project generating stations to DOE subsequent to December 31, 2005, at least two years in advance of such date.

      Section 6.02 CANCELLATION BY DOE DURING FULL SCALE OPERATION. In the event that power will no longer be required at the Project, DOE shall have the right to terminate this Agreement by delivering to Corporation, after the beginning of full scale operation, a notice in writing of its election to terminate prior to the effective date of such termination (such period being herein called the "notice period" and the date on which said notice is delivered being herein called the "notice date"), subject to the following:

            (a) During the notice period DOE shall pay, except as otherwise provided in paragraph (b) of this Section 6.02 (i) the provisional semi-monthly demand charges provided in Section 3.01 to be paid by DOE, adjusted in accordance with Section 3.04; (ii) the provisional semi-monthly energy charges provided in Section 3.01 to be paid by DOE, adjusted in accordance with Section 3.03; (iii) Corporation's out-of-pocket costs of supplemental power and (iv) all other charges payable by DOE under this Agreement.

            (b) In the event that DOE shall, during the notice period, deliver to Corporation a further notice in writing to the effect that DOE will not require any power during any specified remaining portion of the notice period and thereafter, DOE shall, during such specified remaining portion, pay, in lieu of the demand charges referred to in paragraph (a) of this
      Section 6.02, the modified demand charges as defined in paragraph (d) of this Section

      6.02. In the event that such further notice is to the effect that DOE will not require any specified amount of power during any specified remaining portion of the notice period and thereafter, appropriate adjustments shall be made with respect to the demand charges payable for power required during such specified remaining portion of notice period and the modified charges for power not so required.

            (c) After the effective date of the termination of this Agreement, DOE shall pay to Corporation, as specified in Section 6.07, a cancellation charge computed in accordance with the following table:

      Column I                                  Column II
      --------                                  ---------

If Notice of Termination Is               Equivalent Months of
Delivered within Period of                Modified Demand
12 Successive Calendar Months             Charges Defined in
Specified Below, the First                Paragraph (d) of this
Period Commencing with Calendar           Section Payable by DOE
Month in which Full Scale                 as a Cancellation
Operation Begins                          Charge
-------------------------------           ----------------------
            First                                     28
            Second                                    27
            Third                                     25
            Fourth                                    23
            Fifth                                     21
            Sixth                                     18
            Seventh                                   15
            Eighth                                    12
            Ninth                                      9
            Tenth                                      5
            Eleventh or Thereafter                     0

      If at the notice date the DOE contract demand then in effect is less than 1,800,000 kw, by reason of a reduction under Section 6.03, the equivalent months in Column II shall be multiplied by the ratio of the DOE contract demand to 1,800,000 kw.

            (d) The "modified demand charges" mentioned in paragraphs (b) and
      (c) of this Section 6.02 shall be the sum of the monthly demand charges which would have been payable by DOE for permanent power pursuant to Article III hereof, under conditions prevailing at the notice date, without regard to any waiver by Corporation of any term or provision of this Agreement, if DOE had not delivered such notice of termination and the project generating stations had been operated to furnish the DOE contract demand in effect at the notice date (without regard to any such waiver), less one-half of the costs of the nature described in paragraph 3.(b) of
      Section 3.04 included in the computation of the monthly demand charges under this paragraph (d); provided however that the costs of the nature described in paragraph 3.(b) of Section 3.04 so included in such computation of the monthly demand charges under this paragraph (d), after reduction by one-half of such costs, shall not exceed the aggregate amounts which Corporation properly records on its books during such month with respect to costs of the nature described in paragraph 3.(b) of
      Section 3.04.

            (e) In the event that DOE shall not have delivered to Corporation the further notice described in paragraph (b) of this Section 6.02 and if DOE finds that it can use power at the Project for a period following the effective date of termination, it is the intent of the parties hereto, to the extent that Corporation can coordinate the supply of such power to DOE with the absorption by Corporation of the capacity not required by DOE, to attempt to reach mutual agreement of such modification of the above cancellation arrangements as may be indicated under then existing circumstances so as to enable DOE to receive power at the Project.

            (f) Under all conditions DOE shall reimburse Corporation for all of its unamortized costs, and costs of cancellation of commitments, in respect of facilities constructed or acquired with the approval of DOE to provide or to make possible long-term arrangements for fuel supply or more economical arrangements for fuel supply and/or facilities constructed or installed pursuant to Section 3.06 and/or Section 3.07. Also, to the extent that the elimination of power requirements of DOE requires Corporation to make payments on account of cancellation of long-term arrangements for fuel supply (in-cluding arrangements for the handling and shipment of fuel) made in accordance with Section 7.02 or on account of the suspension and/or reduction of the deliveries of fuel thereunder, then, in lieu of DOE reimbursing Corporation for such payments, DOE shall make the required payments directly to the companies or persons entitled thereto, provided that (i) Corporation shall certify to DOE the amounts of the payments thus to be made, (ii) DOE shall not be required to make any such payment until the amount thus certified is determined to be correct, (iii) payments to be thus made by DOE shall not include payments made or to be made by Corporation for fuel or fuel handling or shipment services actually received or to be actually received by Corporation by virtue of continuation of the arrangements for fuel supply, (iv) Corporation shall assign to DOE any rights which Corporation may have, under the terms of such arrangements for fuel supply, upon the making of any such payment, to take title to the equipment or materials upon which such payment is based, and (v) Corporation shall pay to DOE any amount received by or credited to Corporation under the terms of such arrangements as a refund or reduction of any part of any payment so made by DOE. Corporation shall exercise every reasonable effort to reduce such costs and payments to a minimum by, among other arrangements: (i) continuing such long-term arrangements to the fullest amount consistent with the fuel requirements of the project generating stations following such termination, and (ii) making arrangements with Sponsoring Companies whereby such Sponsoring Companies will utilize, where possible with no economic or other disadvantage, fuel supplies made available as a result of such termination.

            (g) In the event DOE delivers to Corporation the further notice described in paragraph (b) of this Section 6.02, Corporation agrees that, during any notice period, it shall use its best efforts to dispose of power which may be available from the project generating stations to the Sponsoring Companies and, to the extent that the Sponsoring Companies elect not to receive and pay for such power, to others, so as to reduce the charges payable by DOE under this Agreement, but Corporation shall have no further obligation to dispose of any or all of such power. The amount of the reduction of charges payable by DOE under this Agreement during such notice period by reason of any such disposal of power shall be determined by mutual agreement of Corporation and DOE in advance, provided that the amount of such reduction shall in no event exceed the amount of the payment that would have been payable had no reduction been effected.

      Section 6.03 REDUCTION OF DOE CONTRACT DEMAND DURING FULL SONIC OPERATION.

      1. The right of termination of this Agreement by DOE provided for in
Section 6.02 shall include the right to make optional reductions (including a reduction the effect of which would be to reduce the DOE contract demand to zero) under this Section 6.03 of the DOE contract demand to the extent that power is no longer required at the Project without payment of any cancellation charge or cost (other than (i) the reimbursement of Corporation for expenditures and costs, and the making of the payments with respect to fuel supply, as specified in paragraph (f) of Section 6.02 and (ii) the demand charges, including any modified demand charges, and any other payment required under
Article III, payable by DOE during the notice period), by not more than 300 mw at any one time, upon not less than 60 months' prior written notice to Corporation; provided, however, that no such reduction shall be made effective until a period of at least six months has elapsed subsequent to the effective date of any prior reduction in the DOE contract demand.

      2. In the event of any reduction in the DOE contract demand, DOE shall, to the extent required, reimburse Corporation for expenditures and costs and make payments with respect to fuel supply as specified in paragraph (f) of
Section 6.02; provided, however, that in the event of a series of reductions, the notice periods of which overlap, the aggregate liability of DOE in such respect shall be limited to the aggregate of amounts applicable to each such reduction.

      3. At the effective date of any reduction of the DOE contract demand, the DOE contract demand shall become the DOE contract demand in effect at the notice date minus the amount of such reduction.

      Section 6.04 PAYMENTS FOR EMPLOYEE BENEFITS.

      1. As part of the cost structure of this Agreement, beginning in 1993, and in any event not later than the effective date of termination of this Agreement, DOE shall pay to Corporation amounts, after provision for any estimated taxes that may be applicable thereto, determined by an actuary or actuaries selected in accordance with the provisions of paragraph 2 of this Section 6.04 to be sufficient to pay the premiums due or expected to become due, as well as administrative fees and costs, on life insurance, medical insurance or other post-retirement benefits other than pensions attributable to the employment and employee service of active employees, retirees, or other employees prior to such effective date, such amounts being sufficient to provide payment with respect to all periods for which Corporation has committed or is otherwise obligated to make such payments, including amounts attributable to current employee service and any unamortized transition obligation attributable to prior service years ("Post-Retirement Benefit Obligation"); further provided, that, not later than the effective date of termination, DOE will pay to Corporation additional amounts, after provision for any estimated taxes that may be applicable thereto, sufficient to purchase insurance policies, or DOE will provide other forms of assurance, together with provisions for estimated taxes, if any, that may be applicable thereto, satisfactory to DOE and to Corporation, such insurance policies or other forms of assurance being adequate to cover any shortfall if the amount of the Post-Retirement Benefit Obligation is insufficient to permit Corporation to fulfill its commitments or obligations with respect to post-retirement benefits other than pensions; further provided that if, after the decease of the last person entitled to life and/or medical insurance coverage or other post-retirement benefits other than pensions, the amounts paid by DOE to Corporation plus earnings thereon are found to have exceeded Corporation's commitments or obligations, such excess shall be refunded to DOE; and further provided, that should Corporation be required by law or by regulation of governmental agencies to provide funds in connection with life and/or medical insurance premiums for employees whose employment with Corporation terminates or has terminated before retirement, DOE shall pay Corporation amounts, after provision for any estimated taxes that may be applicable thereto, required to provide funds sufficient to pay life and/or medical insurance benefits for such employees, such payments to be made on or before the dates when any accruals in connection therewith are required by Generally Accepted Accounting Principles to be recorded or in any event by the effective date of termination of this Agreement.

      2. The actuary selected by Corporation to determine the amounts sufficient to make payments referenced in paragraph 1 of this Section 6.04 shall be a person classified under the Employee Retirement Income Security Act as an "Enrolled Actuary" unless such actuary is selected by Corporation with the approval of DOE. An actuary retained by DOE shall have the right to review and approve any actuarial or other assumption or calculation performed with respect to Section 6.04 by or on behalf of the actuary retained by Corporation and the actuary retained by Corporation shall have the right to review any actuarial or other assumption or calculation performed with respect to Section 6.04 by or on behalf of an actuary retained by DOE. If there is a dispute between Corporation's actuary and DOE's actuary concerning any actuarial or other assumption or calculation pursuant to this Section 6.04 and the respective actuaries are not able to resolve such dispute within 30 days, they shall within 30 days thereafter select and appoint a third actuary to resolve the dispute. If the actuaries retained by Corporation and DOE are unable to agree within 30 days upon the selection of a third actuary to resolve the dispute, an Enrolled Actuary who has no professional relationship with either party or to the actuaries retained by either party shall be chosen by the Executive Director of the Society of Actuaries or its successor. The fees and expenses of the third actuary shall be divided equally between Corporation and DOE.

      Section 6.05 TERMINATION AS RESULT OF CERTAIN CONDITIONS. In the event of the occurrence of any of the events specified in clause (i), clause (ii), clause
(iii) or clause (iv) of this Section 6.05, Corporation may in its sole discretion elect, by notice in writing delivered to DOE within 270 days following such occurrence, to treat such occurrence as the delivery by DOE to Corporation on the date of such occurrence of a notice of termination pursuant to Section 6.02 hereof designating an effective date of termination as the earlier of (a) the date when this Agreement would otherwise terminate in accordance with Section 6.01 hereof, or (b) a date three years subsequent to the date of such occurrence and, in the event of such election by Corporation, this Agreement shall terminate upon the earlier of (a) the date when this Agreement would otherwise terminate in accordance with Section 6.01 hereof, or (b) a date three years subsequent to the date of such occurrence:

      (i) DOE shall have failed to pay any amount required to be paid by DOE pursuant to the provisions of this Agreement within a period of 30 days after the receipt of a written notice from Corporation to DOE of DOE's failure to pay any such amount; or

      (ii) DOE shall have made any payment required to be made by DOE pursuant to the provisions of this Agreement without having full authority to make such payment; or

      (iii) DOE shall have claimed as a reason for failing to pay any amount billed to DOE by Corporation that DOE was prevented from doing so by Section 165(b) of the Atomic Energy Act, unless Corporation specifically identifies all or a portion of such billing as requiring a direct payment or direct reimbursement of Federal income taxes; or

      (iv) DOE shall have assigned this Agreement or rights under this Agreement and the assignee shall not have been at the time of the assignment, or shall have ceased to be at any time after the assignment, wholly owned by the United States of America.

      Section 6.06 LIMITATION OF LIABILITY. The liability of DOE for cancellation charges under the provisions of this Article VI shall in no event exceed an aggregate of $40,000,000 unless and until DOE shall deliver written notice to Corporation that DOE assumes liability for cancellation charges in an amount exceeding $40,000,000. It is understood, however, that DOE will use its best efforts to secure appropriate authorization from the Congress permitting DOE to obligate DOE for cancellation charges in an amount exceeding $40,000,000 and to the extent required by the provisions of Sections 6.02, 6.03, 6.04 and
6.05 hereof. DOE agrees that, in the event that appropriate authorization shall be secured prior to August 1, 1953, DOE will deliver to Corporation prior to August 1, 1953, a written notice to the effect that DOE assumes liability for all payments required to be made to Corporation by DOE pursuant to provisions of this Agreement, including the payments required to be made pursuant to the provisions of Sections 6.02, 6.03, 6.04 and 6.05 hereof, and an undertaking obligating DOE to perform all the duties and obligations to be performed by DOE hereunder during the remainder of the term of this Agreement.

           [The following notice was given in Mod. No. 1]

            [Pursuant to Section 6.06 of the DOE Power Agreement DOE hereby notifies OVEC that DOE assumes liability for all payments required to be made to Corporation by DOE pursuant to the provisions of the DOE Power Agreement, including the payments required to be made pursuant to the provisions of Sections 6.02, 6.03, 6.04 and 6.05 of the DOE Power Agreement and hereby makes an undertaking obligation DOE to perform all the duties and obligations to be performed by DOE under the DOE Power Agreement during the remainder of the term of the DOE Power Agreement which is hereby confirmed and modified as hereinafter set forth.]

      Section 6.07 METHOD OF PAYMENT OF CANCELLATION CHARGES.

            1. In the event of the termination of this Agreement after the beginning of full scale operation in accordance with Section 6.02, the cancellation charge shall be payable by DOE to Corporation, commencing with the month following the effective date of termination, in monthly amounts which, together with all amounts payable to Corporation by others than DOE applicable to the costs specified in paragraph 3 of Section 3.04, will enable Corporation to meet all of the costs specified in paragraph 3 of Section 3.04 until such cancellation charge has been paid in full; provided, however, that, notwithstanding the foregoing, payment in full shall be made no later than five years after the effective date of termination.

            2. In the event of a reduction in the DOE contract demand after the beginning of full scale operation in accordance with Section 6.03, the cancellation charge shall be payable by DOE to Corporation, commencing with the month following the effective date of reduction, in monthly amounts which, together with (i) the demand charges payable by DOE in respect of the DOE contract demand as so reduced, and (ii) all amounts payable to Corporation by others than DOE applicable to the costs specified in paragraph 3 of Section
3.04 until such cancellation charge has been paid in full; provided, however, that, notwithstanding the foregoing, payment in full shall be made no later than five years after the effective date of reduction.

            3. In the event of the termination of this Agreement prior to the beginning of full scale operation in accordance with Section 6.04 or 6.05 amounts payable of the character specified in paragraph (c) of Section 6.04 shall be paid by DOE to Corporation in a lump sum and amounts payable of the character specified in paragraph (e) of Section 6.04 shall be paid by DOE to Corporation in monthly amounts which, together with all amounts payable to Corporation by others than DOE applicable to costs of the character specified in subdivision (a) of Section 3.02 or paragraph 3 of Section 3.04 will enable Corporation to meet all costs of the character specified in subdivision (a) of
Section 3.02 or paragraph 3 of Section 3.04 until such amounts have been paid in full; provided, however, that, notwithstanding the foregoing, payment in full of the latter amounts shall be made over a period of no more than five years.

      Section 6.08 USE OF DOE FACILITIES AFTER CANCELLATION OR REDUCTION.

            1. In the event of the termination of this Agreement under Sections
6.01 or 6.02, or in the event of a reduction of the DOE contract demand under
Section 6.03, DOE shall make available to Corporation, on mutually acceptable terms, the busses, switching facilities and related equipment located at the DOE substations necessary for use in transmitting energy from the project generating stations to others than DOE; provided, however, that in the event
DOE does not desire to retain title to such facilities and equipment DOE shall, prior to disposition thereof, give Corporation an opportunity, during a reasonable period, to purchase, subject to any provisions of the Federal Property and Administrative Services Act then in effect, the same at the then fair value thereof.

            2. In the event of the termination of this Agreement under Section
6.04 or Section 6.05, DOE shall give Corporation the opportunity to purchase, subject to any provisions of the Federal Property and Administrative Services Act then in effect, the facilities and equipment referred to in paragraph 1 of this Section 6.08, including any incomplete parts thereof, at the then fair value thereof.

      Section 6.09 DECOMMISSIONING, SHUTDOWN, DEMOLITION AND CLOSING. DOE recognizes that a part of the cost of supplying power to it under this Agreement is the amount that may be incurred in connection with the decommissioning, shutdown, demolition and closing of Corporation's Ohio Station and its Indiana Station when production of electric power and energy is discontinued at each of these facilities. Such cost (net of salvage credits) shall include, but is not limited to, the costs of demolishing the plant's building structures, disposal of nonsalvageable materials, removal and disposal of insulating materials, removal and disposal of storage tanks and associated piping, disposal or removal of materials and supplies (including fuel oil and coal), grading, covering and reclaiming storage and disposal areas, disposing of ash in ash ponds to the extent required by regulatory authorities, undertaking corrective or remedial action required by regulatory authorities, and any other costs incurred in putting the facilities in a condition necessary to protect health or the environment or which are required by regulatory authorities, or which are incurred to fund continuing obligations to monitor or to correct environmental problems which result, or are later discovered to result, from the facilities' operation, closure or post-closure activities.

      DOE agrees to pay as incurred or, if not incurred, not later than the effective date of termination of the Agreement its pro rata share of any of the above-referenced costs incurred or, if not incurred, as estimated by the Independent Engineer in accordance with the methodology described below. The pro rata share to be paid by DOE and the estimated total amount of the above-referenced costs are to be determined by a recognized firm of Independent Engineers to be selected by Corporation with the approval of DOE (hereinafter called "Independent Engineer"). The Independent Engineer shall determine DOE's pro rata share on the basis of the following ratio:

            (i) the total number of megawatt-hours produced and estimated to be produced at the generating station incurring such costs for sale to DOE subsequent to the effective date of this Modification No. 14 to this Agreement, as compared to

            (ii) The total number of megawatt-hours produced and estimated to be produced at the generating station incurring such costs subsequent to the effective date of this Modification No. 14 to this Agreement.

                                   ARTICLE VII

                               GENERAL PROVISIONS

      Section 7.01  EARNINGS ON CAPITAL STOCK.  Deleted as
of January 1, 1971.

      Section 7.02 PURCHASE OF FUEL. Corporation shall afford DOE the opportunity to review and discuss with it the price, terms and conditions of any major long term contract proposed to be made by Corporation with suppliers of coal or other fuel to be furnished to Corporation for consumption at Corporation's project generating stations and any major long term contract proposed for the handling and shipment of such coal or other fuel and to make recommendations with respect to such contracts, which in DOE's judgment may provide for economies and dependability in the fuel supply for the project generating stations; provided, however, that it is the intent of the parties that the acquirement of an adequate, dependable, and economical coal supply shall be the responsibility of Corporation. In addition, DOE shall have the right to approve the cancellation provisions of any contract for a term exceeding one year proposed to be made by Corporation pertaining to the supply of fuel to the generating stations, prior to the making of such contract and shall have the right to furnish fuel, of a type and quality approved by Corporation, for consumption at the project generating stations.

      Section 7.03 USE OF OTHER FUELS. Corporation may make use of fuels other than coal, if available, to the extent it is economically advantageous to do so.

         Section 7.04  ACCOUNTS.

                  1. Corporation shall keep books of account in accordance with the Federal Power Commission (FPC) Uniform System of Accounts of 1937 (Uniform System of Accounts) and, with the consent of DOE, such other systems of accounts prescribed by other governmental regulatory authorities having jurisdiction as may be applicable. In addition, Corporation shall keep such records and memorandum accounts as may be required for the computation of amounts payable by DOE hereunder. The Uniform System of Accounts shall be used for the determination of any question relative to costs and expenses arising under this Agreement except that where specified methods of computations of amounts are set forth in this Agreement such methods shall be employed in lieu of any other method which might be required by the Uniform System of Accounts.

                  2. DOE shall have the right, at such reasonable times as it deems appropriate until five years after termination or expiration of this Agreement, to inspect all books, records and accounts pertaining to Corporation's operations hereunder and to make such audits thereof as DOE may deem necessary to protect the interests of DOE. Such books, records, accounts and all related documents will be retained by Corporation in accordance with Federal Power Commission Regulations to Govern the Preservation of Records of Public Utilities and Licensees as in effect at the effective date of Modification No. 8 to this Agreement.

                  3. Corporation agrees that the Comptroller General of the United States or any of his duly authorized representatives shall, until the expiration of three years after final payment under this Agreement (unless DOE authorizes their prior disposition), have access to and the right to examine any directly pertinent books, documents, papers and records of Corporation involving transactions related to this Agreement; provided that DOE shall reimburse Corporation for any expense it may reasonable incur in such three year period in storing and making the same available for such inspection.

                  4. Corporation further agrees to include in all its subcontracts hereunder a provision to the effect

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
that the subcontractor agrees that the Comptroller General of the United States or any of his duly authorized representatives shall, until the expiration of three years after final payment under the subcontractor (unless DOE authorizes their prior disposition), have access to and the right to examine any directly pertinent books, documents, papers and records of such subcontractor, involving transactions related to the subcontract. The term "subcontract" as used in this clause excludes (i) purchase orders not exceeding $10,000 and (ii) subcontracts or purchase orders for public utility services at rates established for uniform applicability to the general public.

                  5. The periods of access and examination described in paragraphs 3 and 4 above, for records which relate to (a) disputes under Section 3.04(8) of this Agreement, (b) litigation or the settlement of claims arising out of the performance of this Agreement, or (c) costs and expenses of this Agreement as to which exception has been taken by the Comptroller General or any of his duly authorized representatives, shall continue until such appeals, litigation, claims, or exceptions have been disposed of.

                  6. Nothing in this Agreement shall be deemed to preclude an audit by the General Accounting Office of any transaction under this Agreement.

         Section 7.05 FORCE MAJEURE. Corporation shall not be held responsible or liable for any loss or damage to DOE on account of nondelivery of energy hereunder at any time caused by Act of God, fire, flood, explosion, strike, civil or military authority, insurrection or riot, act of the elements, failure of equipment, or for any other cause beyond its control, or the scheduled limiting of the operation of the facilities described in Sections 1.01, 1.02,
3.06 and 3.07 (including the complete cessation of all such operations) to limit the emission of pollutants or the discharge of wastes, which, in the reasonable judgment of Corporation, if emitted or discharged would result in a violation of applicable laws and regulations relating to the emission of pollutants or the discharge of wastes; provided, however, that nondelivery on account of any such causes shall not relieve DOE from its obligation to pay any charges payable hereunder; provided, further, that DOE shall be relieved of its obligation to pay to Corporation amounts specified in paragraph 3 of Section
3.04 with respect to fines and penalties with respect to occasions where it is asserted that Corporation failed to comply with a law or regulation relating to the emission of pollutants or the discharge of wastes, if, and only if, prior to any such particular occasion, (i) DOE has requested Corporation to limit the generation at either or both project generating stations so as not to exceed a stated number of megawatts for a stated period to comply with applicable laws or regulations relating to the emission of pollutants or the discharge of wastes,
(ii) DOE has advised Corporation that it will, and does, during such period, limit its demand at the Project so that the number of megawatts to be supplied by Corporation at the point of delivery as permanent and supplemental power shall not exceed the amount determined by multiplying the DOE capacity ratio by the number of megawatts of permanent and supplemental power to which DOE would be entitled after giving effect to the limitation provided in clause (i) above, and (iii) Corporation shall willfully fail so to limit generation at either or both of the project generating stations so as not to exceed the number of megawatts stated in such requests (however, should Corporation willfully operate either or both of the project generating stations so that the number of megawatts generated shall exceed (x) the number of megawatts which could have been generated had DOE not requested Corporation to limit its generation as provided in clause (i) above, minus (y) the number of megawatts which could have been generated had DOE not requested Corporation to limit its generation as provided in clause (i) above multiplied by the DOE capacity ratio, plus (z) the number of megawatts determined as provided in clause (ii) above plus transmission losses thereon, then the amount to be paid by DOE to Corporation on account of the costs specified in paragraph 3 of Section 3.04 other than (a) any interest, principal, and/or amortization component of any purchase price, amortization, rental, or other payment under an installment sale, loan, lease or similar agreement relating to the purchase, lease, or acquisition by Corporation of additional facilities under Section 3.06 and replacements under
Section 3.07, (b) the cost of any insurance carried solely for the benefit of DOE at its request pursuant to paragraph 3(b) of Section 3.04 and (c) any taxes allocated directly to DOE pursuant to paragraph 3(c) of Section 3.04, shall be adjusted to the extent mutually agreed upon); and provided, further, that DOE agrees that Corporation shall be entitled so to limit the operator of the facilities described in Sections 1.01, 1.02, 3.06 and 3.07 (including the complete cessation of all such operations) to limit the emission of pollutants or the discharge of wastes, which, in the reasonable judgment of Corporation, if emitted or discharged would result in a violation of any applicable laws or regulations relating to the emission of pollutants or the discharge of wastes, even though such action by Corporation shall result in nondelivery of energy to the Project. However, Corporation will exert every effort to assure the continuity of supply of the DOE contract demand to DOE and, when that amount of power is not available at any time or from time to time because of any of the foregoing causes, Corporation will endeavor, upon request of DOE, to secure the necessary power from others at just and reasonable rates.

         Section 7.06 PROPERTY INSURANCE. Corporation will cause its property which is of a character usually insured by companies similarly situated and operated like properties to be insured to a reasonable amount against loss or damage from such hazards and risks as are usually insured by companies similarly situated and operating like properties, will carry such additional insurance as Corporation deems desirable in view of the special character of the load, and will carry such further insurance as DOE may from time to time request in writing or as may be required by the terms of any mortgage or other instrument pursuant to which indebtedness of the Corporation shall have been issued or incurred. The proceeds of any insurance received by Corporation due to the destruction of or damage to Corporation's facilities shall be applied to the replacement or restoration or repair of the facilities so destroyed or damages to the condition required to fulfill Corporation's obligations under this Agreement. Corporation will, from time to time upon the written request of DOE, furnish DOE with a statement of such insurance then outstanding and in force, including the names of any insurance companies which have insured, the amounts thereof and the property, hazards and risks covered thereby.

         Section 7.07 - FAR 52.222-3 CONVICT LABOR (APR 1984). Corporation agrees not to employ any person undergoing sentence of imprisonment in performing this


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
contract except as provided by 18 U.S.C. 4082(c)(2) and Executive Order 11755, December 29, 1973.

         Section 7.08 - FAR 52.203-1 OFFICIALS NOT TO BENEFIT (APR 1984). No member of or delegate to Congress, or resident commissioner, shall be admitted to any share or part of this contract, or to any benefit arising from it. However, this clause does not apply to this contract to the extent that this contract is made with a corporation for the corporation's general benefit.

         Section 7.09 REGULATORY APPROVALS AND FUTURE REGULATORY ACTION. (a) The obligations of Corporation hereunder shall be subject to (1) the receipt and continued effectiveness of all regulatory approvals, in form and substance satisfactory to Corporation, necessary to permit Corporation to perform all the duties and obligations to be performed by Corporation hereunder; and (2) the receipt and continued effectiveness of all regulatory approvals in form and substance satisfactory to the Sponsoring Companies, necessary to permit the Sponsoring Companies to carry out all other transactions contemplated herein.

                  (b) Corporation and DOE recognize that this Agreement, and the Inter-Company Power Agreement, and any tariff or rate schedule which shall embody or supersede either are subject to such lawful action as any regulatory authority having jurisdiction shall hereafter take with respect thereto.

                  (c) The performance of any obligation of Corporation or the Sponsoring Companies shall be subject to the receipt and continued effectiveness, from time to time as required, of such authorizations or approvals of regulatory authorities having jurisdiction as shall be required by law.

                  (d) DOE also expressly agrees that Corporation shall be entitled, at any time and from time to time, unilaterally to make application for approval or authorization of, or to take other action to file with or submit for filing to any regulatory agency having jurisdiction in the premises, any tariff or rate schedule(s) designed to supersede, in whole or in part, any provision of this Agreement (or of any prior superseding tariff or rate schedule(s)), applicable to any electric service fur-nished by Corporation to DOE under this Agreement, or the rate or rates payable by DOE for all or any part of such electric service, and in the event of any such action by Corporation, notice of which Corporation shall give to DOE, the terms and conditions under which electric service shall be furnished by Corporation to DOE shall be the terms and conditions as shall result from any ensuing action by such regulatory agency. Furthermore, the parties hereto agree that nothing contained herein shall be construed as affecting in any way the right of Corporation to unilaterally make application to the Federal Energy Regulatory Commission to the extent it may have jurisdiction for a change in rates, charges, classification or service, or any rule, regulation, or contract relating thereto, under Section 205 of the Federal Power Act and pursuant to the Commission's Rules and Regulations promulgated thereunder, and the parties hereto further agree that nothing herein shall be construed as affecting in any way the right of Corporation to unilaterally make application to any other regulatory agency having jurisdiction in the premises for a change in rates, charges, classification or service, or any rule, regulation, or contract relating thereto, or to take unilateral action before any other regulatory agency having jurisdiction in the premises to effect a change in rates, charges, classification or service, or any rule, regulation or contract relating thereto, under conditions and circumstances similar to those provided in Section 205 of the Federal Energy Regulatory Commission promulgated thereunder, or the rules and regulations of any other regulatory agency having jurisdiction.

                  (e) DOE also expressly agrees that any determination of the rights of Corporation to make unilateral filings or applications or take other unilateral action pursuant to this Section 7.09 shall be made solely on the basis of the provisions contained in this Section 7.09.

         Section 7.10 NOTICES. All notices under this Agreement shall be in writing, and if to Corporation, shall be sufficient in all respects if delivered in person to its President, Senior Vice President or any Vice President, or sent by registered or certified mail addressed to it at its office in Piketon, Ohio, or at any subsequent address of which Corporation may notify DOE in writing; and if to DOE, shall be sufficient in all respects if delivered in person to the Manager, Oak Ridge

Operations, of DOE, or sent by registered or certified mail addressed to DOE at its offices in Oak Ridge, Tennessee, or any subsequent address of which DOE may notify Corporation in writing.

         Section 7.11 WAIVER. Either party to this Agreement may by a written instrument waive in any one or more instances performance by the other party of any responsibility or obligation to be performed by such other party under this Agreement (other than responsibilities or obligations to pay interest and principal or amortization components of purchase price, amortization, rental or other payments under installment sale, loan, lease or similar agreements directly to any trustee as provided in subclauses (i) and (iii) of clause (a) of paragraph 3 and paragraphs 4 and 5 of Section 3.04 and Sections 3.06 and 3.07 of this Agreement) or compliance with any condition contained in this Agreement, but the failure of either party to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder shall not be constructed as a waiver of any such provisions or the relinquishment of any such right, but the same shall continue and remain in full force and effect.

         Section 7.12  SUCCESSORS AND ASSIGNS.

                  1. This Agreement shall insure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Neither this Agreement nor any rights under this Agreement may be assigned by either party without the written consent of the other, provided, however, that consent shall not be unreasonably withheld and provided further that, in the case of an assignment by DOE, reasonable grounds for refusal of consent shall include, without limitation, that such assignment may be prejudicial to Corporation or the holders of any indebtedness of Corporation, except that (A) DOE may without Corporation's consent assign this Agreement or any of its rights under this Agreement, provided that (i) the assignee is a successor to DOE for purposes of operating the Project, (ii) the assignee is wholly owned by the United States of America, (iii) the assignee is authorized by law to assume, and does assume (by written instrument that is in form satisfactory to Corporation), all of the obligations and responsibilities of DOE and the United States of America under this Agree-ment, and (iv) the assignment does not have the effect of relieving the United States of America of any of its obligations or responsibilities under this Agreement, and (B) Corporation may without the consent of DOE assign this Agreement or any of its rights under this Agreement to a successor to all or substantially all of its property and assets and may pledge this Agreement to secure its indebtedness incurred or to be incurred for the purpose of constructing facilities, and this Agreement or rights under this Agreement may be assigned or transferred without the consent of DOE to one or more persons who shall assume the obligations of Corporation hereunder in connection with the enforcement of any such pledge. Corporation may without the consent of DOE assign pursuant to the provisions of the Assignment of Claims Act of 1940, as amended, to any bank, trust company, or other financing institution, including any Federal lending agency, any moneys due or to become due under this Agreement, and any such assignment may cover all or any part of the amounts payable by DOE to Corporation under this Agreement and may be made to more than one such bank, trust company or financing institution either for the account of such bank, trust company or financing institution or as agent or trustee for two or more parties who are holders of indebtedness of Corporation. Payments to be made to the assignee of any moneys due or to become due under this Agreement shall not be subject to reduction or set off.

                  2. Notwithstanding any other provision of this Agreement, any assignment by DOE shall not become effective if the same would require any shareholder of the Corporation to dispose of its shares or until the date upon which all authorizations, consents, approvals, exemptions, franchise, permissions, permits and licenses of Federal, State or other governmental authorities, free of conditions deemed burdensome by the Corporation or any of its shareholders, shall have been issued and there have been made all recordings and filings with such authorities which are necessary to enable Corporation legally to furnish to such successor operator of the Project the electric service required to be furnished to DOE under this Agreement and to enable Corporation legally to carry out its obligations under this Agreement, and all such authorizations, consents, approvals, exemptions, franchises, permissions, permits, licenses, recordings and filings are valid and in full force and effect, are


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
not the subject of attack on appeal, by direct proceedings or otherwise, and (except to the extent that Corporation shall waive such condition) that either the time within which any appeal therefrom may be taken or any review thereof may be had has expired or that no review thereof may be had nor appeal therefrom taken.

                  3. In the event that any assignment of this Agreement or rights under this Agreement shall become effective as herein provided, Corporation shall thereafter be entitled to take such action, or make such filings with, any regulatory authority having jurisdiction with respect to any term or condition of this Agreement as Corporation shall deem appropriate and in the event of such action by Corporation, the terms and conditions under which service shall be rendered shall be the terms and conditions as so changed or as shall result from such action by or before any such regulatory authority.

                  4. Notwithstanding any other provision of this Agreement, no assignment contemplated by this Section 7.12 or transfer, by operation of law or otherwise, of any of the rights, obligations or responsibilities of DOE and the United States of America under this Agreement shall relieve the United States of America of its obligations or responsibilities to pay interest and principal or amortization components of purchase price, amortization, rental or other payments under installment sale, loan, lease or similar agreements directly to a trustee as provided in subclauses (i) and (iii) of clause (a) of paragraph 3 of
Section 3.04 or as provided in Sections 3.06 and 3.07 of this Agreement.

         Section 7.13 - FAR 52.222-26  EQUAL OPPORTUNITY (APR 1984).

                  (a) If, during any 12-month period (including the 12 months preceding the award of this contract), Corporation has been or is awarded non-exempt Federal contracts and/or subcontracts that have an aggregate value in excess of $10,000, Corporation shall comply with the subparagraphs (b)(1) through (11) below. Upon request, Corporation shall provide information necessary to determine the applicability of this clause.

                  (b) During performing this contract, Corporation agrees as follows:

                           (1) Corporation shall not discriminate against any
                  employee or applicant for employment because of race, color, religion, sex or national origin.

                           (2) Corporation shall take affirmative action to
                  ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex or national origin. This shall include, but not be limited to, (i) employment, (ii) upgrading, (iii) demotion, (iv) transfer, (v) recruitment or recruitment advertising, (vi) layoff or termination, (vii) rates of pay or other forms of compensation, and (viii) selection for training, including apprenticeship.

                           (3) Corporation shall post in conspicuous places
                  available to employees and applicants for employment the notices to be provided by the Contracting Officer that explain this clause.

                           (4) Corporation shall, in all solicitations or
                  advertisement for employees placed by or on behalf of the Corporation, state that all qualified applicants will receive consideration for employment without regard to race, color, religion, sex or national origin.

                           (5) Corporation shall send to each labor union or
                  representative of workers with which it has a collective bargaining agreement or other contract or understanding, the notice to be provided by the Contracting Officer advising the labor union or workers' representative of Corporation's commitments under this clause, and post copies of the notice in conspicuous places available to employees and applicants for employment.

                           (6) Corporation shall comply with Executive Order
                  11246, as amended, and the rules, regulations and orders of the Secretary of Labor.

                           (7) Corporation shall furnish to the contracting
                  agency all information required by Executive Order 11246, as amended, and by the rules, regulations and orders of the Secretary of Labor. Standard Form 100 (EEO-1), or any successor form, is the prescribed form to be filed within 30 days following the award, unless filed within 12 months preceding the date of award.

                           (8) Corporation shall permit access to its books,
                  records and accounts by the contracting agency or the Office of Federal Contract Compliance Programs (OFCCP) for the pur-poses of investigation to ascertain Corporation's compliance with the applicable rules, regulations and orders.

                           (9) In the event of Corporation's noncompliance with
                  this clause or any rule, regulation or order of the Secretary of Labor, this contract may be canceled, terminated or suspended in whole or in part and Corporation may be declared ineligible for further Government contracts under the procedures authorized in Executive Order 11246, as amended. In addition, sanctions may be imposed and remedies invoked against Corporation as provided in Executive Order 11246, as amended, the rules, regulations and orders of the Secretary of Labor, or as otherwise provided by law.

                           (10) Corporation shall include the terms and
                  conditions of subparagraph (b)(1) through (11) of this clause in every subcontract or purchase order that is not exempted by the rules, regulations or orders of the Secretary of Labor issued under Executive Order 11246, as amended, so that these terms and conditions will be binding upon each subcontractor or vendor.

                           (11) Corporation shall take such action with respect
                  to any subcontract or purchase order as the contracting agency may direct as a means of enforcing these terms and conditions, including sanctions for noncompliance; provid-ed, that if Corporation become involved in, or is threatened with, litigation with a subcontractor or vendor as a result of any direction, Corporation may request the United States to enter into the litigation to protect the interests of the United States.

                  (c) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.

         Section 7.14  SECURITY.

                  1. CORPORATION'S DUTY TO SAFEGUARD RESTRICTED DATA, FORMERLY RESTRICTED DATA, AND OTHER CLASSIFIED INFORMATION. Corporation shall, in accordance with DOE's security regulations and requirements, be responsible for safeguarding all classified information and protecting against sabotage, espionage, loss and theft the classified documents and material in the Corporation's possession in connection with work under this Agreement. Except as otherwise expressly provided in this Agreement, Corporation shall, upon completion or termination of this Agreement, transmit to DOE any classified matter in the possession of Corporation or any person under Corporation's control in connection with the performance of the Agreement. If retention by Corporation of any classified matter is required after the completion or termination of the Agreement and such retention is approved by the Contracting Officer, Corporation will complete a certificate of possession to be furnished to DOE specifying the classified matter to be retained. The certification shall identify the items and types or categories of matter retained, the conditions governing the retention of the matter and the period of retention, if known. If the retention is approved by the Contracting Officer, the security provisions of the Agreement will continue to be applicable to the matter retained.

                  2. REGULATIONS. Corporation agrees to conform to all security regulations and requirements of DOE.

                  3. DEFINITION OF CLASSIFIED INFORMATION. The term "Classified Information" means Restricted Data, Formerly Restricted Data, or National Security Information.

                  4. DEFINITION OF RESTRICTED DATA. The term "Restricted Data" as used in this paragraph, means all data concerning (a) design, manufacture, or utilization of atomic weapons; (b) the production of special nuclear material; or (c) the use of special nuclear material in the production of energy, but shall not include data declassified or removed from the Restricted Data category pursuant to Section 142 of the Atomic Energy Act of 1954, as amended.

                  5. DEFINITION OF FORMERLY RESTRICTED DATA. The term "Formerly Restricted Data," as used in this paragraph, means all data removed from the Restricted Data category under Section 142 (d) of the Atomic Energy Act of 1954, as amended.

                  6. DEFINITION OF NATIONAL SECURITY INFORMATION. The term "National Security Information" means any information or material, regardless of its physical form or characteristics, that is owned by, produced for or by, or is under the control of the United States Government, that has been determined pursuant to Executive Order 12356 or prior Orders to require protection against unauthorized disclosure, and which is so designated.

                  7. SECURITY CLEARANCE OF PERSONNEL. Corporation shall not permit any individual to have access to any classified information, except in accordance with the Atomic Energy Act of 1954, as amended, Executive Order 12356, and DOE's regulations or requirements applicable to the particular type or category of classified information to which access is required.

                  8. CRIMINAL LIABILITY. It is understood that disclosure of any classified information relating to the work or services ordered hereunder to any person not entitled to receive it, or failure to safeguard any classified matter that may come to Corporation or any person under Corporation's control in connection with work under this Agreement, may subject Corporation, its agents, employees, or subcontractors to criminal liability under the laws of the United States. (See the Atomic

Energy Act of 1954, as amended, 42 U.S.C. 2011 et seq.; 18 U.S.C. 793 and 794; and Executive Order 12356.)

                  9. SUBCONTRACTS AND PURCHASE ORDERS. Except as otherwise authorized in writing by the Contracting Officer, Corporation shall insert provisions similar to the foregoing provisions of this Section 7.14 in all subcontracts and purchase orders under this Agreement.

         Section 7.15 CONTRACT WORK HOURS AND SAFETY STANDARDS ACT -- OVERTIME COMPENSATION. Prior to any assignment or transfer by DOE under Section 7.12, this Agreement, to the extent that it is of a character specified in the Contract Work Hours and Safety Standards Act (40 U.S.C. 327-333), is subject to the following provisions and to all other applicable provisions and exceptions of such Act and the regulations of the Secretary of Labor thereunder.

                  1. OVERTIME REQUIREMENTS. No contractor or subcontractor contracting for any part of the contract work which may require or involve the employment of laborers or mechanics shall require or permit any laborer or mechanic, in any workweek in which he is employed on such work, to work in excess of 40 hours in such workweek or work unless such laborer or mechanic receives compensation at a rate not less than one and one-half times the basic rate of pay for all such hours worked in excess of 40 hours in such workweek.

                  2. VIOLATION; LIABILITY FOR UNPAID WAGES; LIQUIDATED DAMAGES. In the event of any violation of the provisions of paragraph 1 of this Section 7.15, Corporation and any subcontractor responsible therefor shall be liable to any affected employee for the unpaid wages. In addition, such Corporation and subcontractor shall be liable to the United States for liquidated damages. Such liquidated damages shall be computed with respect to each individual laborer or mechanic employed in violation of the provisions of paragraph 1 of this Section
7.15 in the sum of $10 for each calendar day on which such employee was required or permitted to be employed on such work in excess of his standard workweek of 40 hours without payment of the overtime wages required by paragraph 1 of this
Section 7.15.

                  3. WITHHOLDING OF UNPAID WAGES AND LIQUIDATED DAMAGES. Except as otherwise provided in Section 7.12 of this Agreement, the Contracting Officer may withhold from Corporation, from any moneys payable on account of work performed by Corporation or subcontractor under any such contract or other Federal contract with Corporation, or any other Federally Assisted contract subject to the Contract Work Hours and Safety Standards Act which is held by Corporation, such sums as may administratively be determined to be necessary to satisfy any liabilities of Corporation or subcontractor for unpaid wages and liquidated damages as provided in the provisions of paragraph 2 of this Section 7.15.

                  4. PAYROLLS AND BASIC RECORDS. Corporation or subcontractor shall maintain payrolls and basic payroll records during the course of contract work and shall preserve them for a period of 3 years from the completion of this Agreement for all laborers and mechanics working on this Agreement. Such records shall contain the name and address of each such employee, social security number, correct classifications, hourly rates of wages paid, daily and weekly number of hours worked, deductions made, and actual wages paid. Nothing in this paragraph shall require the duplication of records required to be maintained for construction work by Department of Labor regulations at 29 CFR 5.5(a)(3) implementing the Davis - Bacon Act.

                  5. SUBCONTRACTS. Corporation shall insert paragraphs 1 through 4 of this Section 7.15 in all subcontracts, and shall require their inclusion in all subcontracts of any tier.

         Section 7.16 PATENTS AND INVENTIONS. Corporation agrees to indemnify the Government, its officers, agents, and employees against liability of any kind (including costs and expenses incurred) for the use of any invention or discovery or for the infringement of any Letters Patent (not including liability arising pursuant to Title 35, U.S. Code, Section 183, as amended, prior to the issuance of Letters Patent) occurring by reason of the installation or use by Corporation (or installation by DOE for the account of Corporation) of items manufactured, furnished, installed, or supplied under this Agreement. Any liability or loss of the kind described in this section suffered by Corporation shall be at the sole cost of Corporation and shall not be included directly or indirectly in the determination of any charges to DOE.

         Section 7.17 SELECTION OF EMPLOYEES. Corporation shall make every reasonable effort in the selection of its employees to secure persons who are competent, careful, honest and loyal to the United States of America.

         Section 7.18 UTILIZATION OF SMALL BUSINESS CONCERNS AND SMALL BUSINESS CONCERNS OWNED AND CONTROLLED BY SOCIALLY AND ECONOMICALLY DISADVANTAGED INDIVIDUALS.

                  (a) It is the policy of the United States and DOE that small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals shall have the maximum practicable opportunity to participate in the performance of contracts let by DOE.

         It is further the policy of the United States that its prime contractors establish procedures to ensure the timely payment of amounts due pursuant to the terms of their subcontractors with small business concerns and small business concerns owned and controlled by socially and economically disadvantaged individuals.

                  (b) Corporation hereby agrees to carry out this policy in the awarding of subcontracts to the fullest extent consistent with the efficient performance of this Agreement. Corporation further agrees to cooperate in any studies or surveys as may be conducted by the United States Small Business Administration or DOE as may be necessary to determine the extent of Corporation's compliance with this article.

                  (c) As used in this Agreement, the term "small business concern" shall mean a small business as defined pursuant to section 3 of the Small Business Act (15 U.S.C. 632) and relevant regulations promulgated pursuant thereto. The term "small business concern owned and controlled by socially and economically disadvantaged individuals" shall mean a small business concern:

                           (1) which is at least 51 per centum owned by one or
more socially and economically disadvantaged individuals; or, in the case of any publicly-owned busi-


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
ness, at least 51 per centum of the stock of which is owned by one or more socially and economically disadvantaged individuals; and

                  (2) whose management and daily business operations are controlled by one or more of such individuals.

         This term also means a small business concern that is at least 51 percent unconditionally owned by an economically disadvantaged Indian tribe or Native Hawaiian organization, or a publicly-owned business having at least 51 percent of its stock unconditionally owned by one of these entities which has its management and daily business controlled by members of an economically disadvantaged Indian tribe or Native Hawaiian organization which meets the requirements of 13 CFR 124.

         Corporation shall presume that socially and economically disadvantaged individuals include Black Americans, Hispanic Americans, Native Americans, Asian-Pacific Americans, Asian-Indian Americans, and other specified minorities, or any other individual found to be disadvantaged by the Small Business Administration pursuant to section 8(a) of the Small Business Act. Corporation shall presume that socially and economically disadvantaged entities also include Indian Tribes and Native Hawaiian Organizations.

                  (d) Corporation acting in good faith may rely on written representations by Corporation's subcontractors regarding their status as either a small business concern or a small business concern owned and controlled by socially and economically disadvantaged individuals.

         Section 7.19 UTILIZATION OF LABOR SURPLUS AREA CONCERNS.

                  (a) It is the policy of the Government to award contracts to labor surplus area concerns that agree to perform substantially in labor surplus areas, where this can be done consistent with the efficient performance of the contract and at prices no higher than are obtainable elsewhere. Corporation agrees to use its best efforts to place its subcontracts in accordance with this policy.


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
                  (b) In complying with the foregoing provisions of this Section
7.19 and with Section 7.18 of this Agreement, Corporation in placing its subcontracts shall observe the following order of preference: (1) small business concerns that are labor surplus area concerns, (2) other small business concerns, and (3) other labor surplus area concerns.

                  (c)(1) The term "labor surplus area" means a geographical area identified by the Department of labor, in accordance with 20 CFR 654, Subpart A, as an area of concentrated unemployment and underemployment or an area of labor surplus.

                  (2) The term "labor surplus area concern" means a concern that together with its first-tier subcontractor will perform substantially in labor surplus areas.

                  (3) The term "perform substantially in a labor surplus area" means that the costs incurred on account of manufacturing, production, or appropriate services in labor surplus areas exceed 50 percent of the contract price.

         Section 7.20 WAGE AND PRICE STANDARDS.

                  (a) Corporation hereby certifies that it believes that, on the date of the execution and delivery by Corporation of Modification No. 10 to this Agreement, Corporation is in compliance with the Wage and Price Standards issued by the Council of Wage and Price Stability (6 CFR 705, Appendix, and Part 706).

                  (b) If a duly authorized agency of the United States of American later determines, after notice and opportunity for hearing and such determination shall become final and not subject to appeal by Corporation, that Corporation was wilfully not in compliance with such standards on the day of the execution and delivery by Corporation of Modification No. 10 to this Agreement, this Agreement shall, at the election of DOE evidenced by notice delivered to Corporation by DOE within 270 days subsequent to the date when such determination shall become final, terminate with the same effect and under the same conditions as if, at the time such determination shall become final, DOE had delivered to Corporation a


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
notice of termination pursuant to Section 6.02 of this Agreement.

                  (c) Corporation shall require as a condition of award of any first-tier subcontract which exceeds $5,000,000 a certification that such subcontractor believes that, on the date of such award, it is in compliance with the Wage and Price Standards issued by the Council on Wage and Price Stability (6 CFR 705, Appendix, and Part 706). Corporation further agrees that should any price adjustment in subcontract prices result from the operation of this provision as to subcontracts, it will advise DOE and an equitable adjustment of the contract price will be made. The operation of this provision in any subcontract shall not excuse Corporation from performance of this Agreement in accordance with its terms and conditions. Any waiver or relaxation of the certification requirements with respect to such first- tier subcontractors can only be made by the Secretary of Energy.

         Section 7.21 PAYMENT OF INTEREST ON CLAIMS. If an appeal is filed by Corporation from a final decision of the Contracting Officer under this Agreement, denying a claim arising under this Agreement, simple interest on the amount of the claim finally determined to be owed by the Government shall be payable to Corporation. Such interest shall be at the rate determined by the Secretary of the Treasury pursuant to Public Law 92-41, 85 Stat 97, from the date Corporation furnishes to the Contracting Officer its written appeal under
Section 3.04 of this Agreement to the date of (i) a final judgment by a court of competent jurisdiction, or (ii) mailing to Corporation of a supplemental agreement for execution either confirming completed negotiations between the parties or carrying out a decision of a Review Board. Notwithstanding the foregoing provisions of this Section 7.21, (i) interest shall be applied only from the date payment was due, if such date is later than the filing of appeal, and (ii) interest shall not be paid for any period of time that the Contracting Officer determines Corporation has unduly delayed in pursuing its remedies before a board of contract appeals or a court of competent jurisdiction.

         Section 7.22 AFFIRMATIVE ACTION FOR HANDICAPPED WORKERS.


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
                  (a) Corporation will not discriminate against any employee or applicant for employment because of physical or mental handicap in regard to any position for which the employee or applicant for employment is qualified. Corporation agrees to take affirmative action to employ, advance in employment and otherwise treat qualified handicapped individuals without discrimination based upon their physical or mental handicap in all employment practices such as the following: employment, upgrading, demotion or transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship.

                  (b) Corporation agrees to comply with the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant to the Rehabilitation Act of 1973, as amended (the "Rehabilitation Act").

                  (c) In the event of Corporation's noncompliance with the requirements of this clause, actions for noncompliance may be taken in accordance with the rules, regulations and relevant orders of the Secretary of Labor issued pursuant to the Rehabilitation Act.

                  (d) Corporation agrees to post in conspicuous places, available to employees and applicants for employment, notices in a form to be prescribed by the Director of the Office of Federal Contract Compliance Programs of the United States Department of Labor, provided by or through the contracting officer. Such notices shall state Corporation's obligation under the law to take affirmative action to employ and advance in employment qualified handicapped employees and applicants for employment, and the rights of applicants and employees.

                  (e) Corporation will notify each labor union or representative of workers with which it has a collective bargaining agreement or other contract understanding, that Corporation is bound by the terms of Section 503 of the Rehabilitation Act, and is committed to take affirmative action to employ and advance in employment physically and mentally handicapped individuals.

                  (f) Corporation will include the provisions of this clause in every subcontract or purchase order of $2,500 or more unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to


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
Section 503 of the Rehabilitation Act, so that such provisions will be binding upon each subcontractor or vendor. Corporation will take such action with respect to any subcontract or purchase order as the Director of the Office of Federal Contract Compliance Programs may direct to enforce such provisions, including action for noncompliance.

                  (g) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.

         Section 7.23  CLEAN AIR AND WATER.

         (a) Corporation agrees as follows:

         (i) to comply with all applicable requirements of Section 114 of the Clean Air Act (42 U.S.C. 7414) and Section 308 of the Clean Water Act (33 U.S.C.
1518), respectively, relating to inspection, monitoring, entry, reports and information, as well as other applicable requirements specified in Section 114 and Section 308 of the Air Act and the Water Act, respectively, and all applicable regulations and guidelines issued thereunder before the execution of Modification No. 14 to this Agreement;

         (ii) that no portion of the work required by this Agreement will be performed in a facility listed on the Environmental Protection Agency list of violating facilities on the date when Modification No. 14 to this Agreement was executed unless and until the Environmental Protection Agency eliminates the name of such facility or facilities from such listing;

         (iii) to use its best efforts to comply with clean air standards and clean water standards at the facilities in which the Agreement is being performed;

         (iv) to insert the substance of the provisions of this Section 7.23 in any nonexempt subcontract, including this paragraph (iv).


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
         (b) The terms used in this Section 7.23 have the following meanings:

         (i) the term "Air Act" means the Clean Air Act, as amended (42 U.S.C. 7401 et seq.);

         (ii) the term "Water Act" means Clean Water Act, as amended (33 U.S.C. 1251 et seq.);

         (iii) the term "Clean Air Standards" means any applicable and enforceable rules, regulations, guidelines standards, limitations, orders, controls, prohibitions, or other requirements which are contained in, issued under, or otherwise adopted pursuant to the Air Act or Executive Order 11,738, an applicable implementation plan as described in Section 110(d) of the Air Act (42 U.S.C. 7410(d)), an approved implementation procedure or plan under Section 111(c) or Section 111(d), respectively, of the Air Act (42 U.S.C. 7411(c) or
(d)), or an approved implementation procedure under Section 112(d) of the Air Act (42 U.S.C. 7412(d));

         (iv) the term "Clean Water Standards" means any applicable and enforceable limitation, control, condition, prohibition, standard, or other requirement which is promulgated pursuant to the Water Act or contained in a permit issued to a discharger by the Environmental Protection Agency or by a state under an approved program, as authorized by Section 402 of the Water Act (33 U.S.C. 1342), or by a local government to ensure compliance with pretreatment regulations as required by Section 307 of the Water Act (33 U.S.C.
1317);

         (v) the term "compliance" means compliance with applicable clean air or water standards. Compliance shall also mean compliance with a schedule or plan ordered or approved by a court of competent jurisdiction, the Environmental Protection Agency or an air or water pollution control agency in accordance with the requirements of the Air Act or Water Act and regulations issued pursuant thereto;

         (vi) the term "facility" means any building, plant installation, structure, mine, vessel, or other floating craft, location, or site of operations owned, leased or supervised by a contractor or subcontractor, to be utilized in the performance of a contract or subcontract.


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
Where a location or site of operations contains or includes more than one building, plant, installation, or structure, the entire location shall be deemed to be a facility except where the Director, Office of Federal Activities, Environmental Protection Agency, determines that independent facilities are located in one geographical area.

         Section 7.24 AFFIRMATIVE ACTION FOR DISABLED VETERANS AND VETERANS OF THE VIETNAM ERA.

         (a) Corporation will not discriminate against any employee or applicant for employment because he or she is a disabled veteran or veteran of the Vietnam era in regard to any position for which the employee or applicant for employment is qualified. Corporation agrees to take affirmative action to employ, advance in employment and otherwise treat qualified disabled veterans and veterans of the Vietnam era without discrimination based upon their disability or veterans status in all employment practices such as the following: employment upgrading, demotion or transfer, recruitment, advertising, layoff or termination, rates of pay or other forms of compensation, and selection for training, including apprenticeship.

         (b) Corporation agrees that all suitable employment openings of Corporation which exist at the time of the execution of Modification No. 14 to this Agreement and those which occur during the performance of this Agreement, including those not generated by this Agreement and including those occurring at an establishment of Corporation other than the one wherein this Agreement is being performed but excluding those of independently operated corporate affiliates, shall be listed at an appropriate local office of the State employment service system wherein the opening occurs. Corporation further agrees to provide such reports to such local office regarding employment openings and hires as may be required.

         (c) Listing of employment openings with the employment service system pursuant to this clause shall be made at least concurrently with the use of any other recruitment source or effort and shall involve the normal obligations which attach to the placing of a bona fide job order, including the acceptance of referrals of veterans and nonveterans. The listing of employment openings does


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
not require the hiring of any particular job applicant or from any particular group of job applicants, and nothing herein is intended to relieve Corporation from any requirements in Executive Orders or regulations regarding nondiscrimination in employment.

         (d)(1) Corporation shall report at least annually, as required by the Secretary of Labor, on:

         (i) The number of special disabled veterans and the number of veterans of the Vietnam era in the workforce of Corporation by job category and hiring location; and

         (ii) The total number of new employees hired during the period covered by the report, and of that total, the number of special disabled veterans, and the number of veterans of the Vietnam era.

         (2) The above items shall be reported by completing the form entitled "Federal Contractor Veterans' Employment Report VETS-100."

         (3) Reports shall be submitted no later than March 31 of each year.

         (4) The employment activity report required by paragraph (d)(1)(ii) of this clause shall reflect total hires during the most recent 12-month period as of the ending date selected for the employment profile report required by paragraph (d)(1)(i) of this clause. Contractors may select an ending date: (i) As of the end of any pay period during the period January through March 1st of the year the report is due, or (ii) as of December 31, if the contractor has previous written approval from the Equal Opportunity Commission to do so for purposes of submitting the Employer Information Report EEQ-1 (Standard Form
100).

         (5) The count of veterans reported according to paragraph (d)(1) of this clause shall be based on voluntary disclosure. Each contractor subject to the reporting requirements at 38 U.S.C. 2012(d) shall invite all special disabled veterans and veterans of the Vietnam era who wish to benefit under the affirmative action program at 38 U.S.C. 2012 to identify themselves to the contractor. The invitation shall state that the information is voluntarily provided, that the information will be kept


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
confidential, that disclosure or refusal to provide the information will not subject the applicant or employee to any adverse treatment and that the information will be used only in accordance with the regulations promulgated under 38 U.S.C. 2012.

         (e) Whenever Corporation becomes contractually bound to the listing provisions of this clause, it shall advise the employment service system in each State where it has establishments of the name and location of each hiring location in the State. As long as Corporation is contractually bound to these provisions and has so advised the State system, there is no need to advise the State system of subsequent contracts. Corporation may advise the State system of subsequent contracts. Corporation may advise the State system when it is no longer bound by this contract clause.

         (f) This clause does not apply to the listing of employment openings which occur and are filled outside of the 50 states, the District of Columbia, Puerto Rico, Guam, Virgin Islands, American Samoa, and the Trust Territory of the Pacific Islands.

         (g) The provisions of paragraphs (b), (c), (d) and (e) of this clause do not apply to openings which Corporation proposes to fill from within its own organization or to fill pursuant to a customary and traditional employer-union hiring arrangement. This exclusion does not apply to a particular opening once an employer decides to consider applicants outside of its own organization or employer-union arrangement for that opening.

         (h) As used in this clause: (1) "all suitable employment openings" includes, but is not limited to, openings which occur in the following job categories: production and nonproduction; plant and office; laborers and mechanics; supervisory and nonsupervisory; technical; and executive, administrative, and professional openings as are compensated on a salary basis of less than $25,000 per year. This term includes full-time employment, temporary employment of more than 3 days' duration, and part-time employment. It does not include openings which Corporation proposes to fill from within its own organization or to fill pursuant to a customary and traditional employer-union hiring arrangement nor openings in an educational institution which are restricted to students


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
of that institution. Under the most compelling circumstances an employment opening may not be suitable for listing, including such situations where the needs of the Government cannot reasonably be otherwise supplied, where listing would be contrary to national security, or where the requirement of listing would otherwise not be for the best interest of the Government.

         (2) "Appropriate office of the State employment service system" means the local office of the Federal-State national system of public employment offices with assigned responsibility for serving the areas where the employment opening is to be filled, including the District of Columbia, Guam, Puerto Rico, the Virgin Islands, American Samoa, and the Trust Territory of the Pacific Islands.

         (3) "Openings which Corporation proposes to fill from within its own organization" means employment openings for which no consideration will be given to persons outside Corporation's organization (including any affiliates, subsidiaries, and the parent companies) and includes any openings which Corporation proposes to fill from regularly established "recall" lists.

         (4) "Openings which Corporation proposes to fill pursuant to a customary and traditional employer-union hiring arrangement" means employment openings which Corporation proposes to fill from union halls, which is part of the customary and traditional hiring relationship which exists between Corporation and representatives of its employees.

         (i) Corporation agrees to comply with the rules, regulations, and relevant orders of the Secretary of Labor issued pursuant to the Vietnam Era Veterans Readjustment Assistance Act of 1972 (the "Act"), as amended.

         (j) In the event of Corporation's noncompliance with the requirements of this clause, actions for noncompliance may be taken in accordance with the rules, regulations and relevant orders of the Secretary of Labor issued pursuant to the Act.

         (k) Corporation agrees to post in conspicuous places, available to employees and applicants for employment, notices in a form to be prescribed by the Director


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
of the Office of Federal Contract Compliance Programs of the United States Department of Labor, provided by or through the contracting officer. Such notice shall state Corporation's obligation under the law to take affirmative action to employ and advance in employment qualified disabled veterans and veterans of the Vietnam era for employment, and the rights of applicants and employees.

         (l) Corporation will notify each labor union or representative of workers with which it has a collective bargaining agreement or other contract understanding, that Corporation is bound by the terms of the Vietnam Era Veterans Readjustment Assistance Act, and is committed to take affirmative action to employ and advance in employment qualified disabled veterans and veterans of the Vietnam era.

         (m) Corporation will include the provisions of this clause in every subcontract or purchase order of $10,000 or more unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to the Act, so that such provisions will be binding upon each subcontractor or vendor. Corporation will take such action with respect to any subcontract or purchase order as the Director of the Office of Federal Contract Compliance Programs may direct to enforce such provisions, including action for noncompliance.

         (n) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.

         Section 7.25  COVENANT AGAINST CONTINGENT FEES.

         (a) The Corporation warrants that no person or selling agency has been employed or retained to solicit or secure this contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, excepting bona fide employees or bona fide established commercial or selling agencies maintained by the Corporation for the purpose of securing business. For breach or violation of this warranty the Government


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
shall have the right to annul this contract without liability or in its discretion to deduct from the contract price or consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee; provided, however, that if, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend con-tract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.

         (b) "Bona fide agency," as used in this clause, mans an established commercial or selling agency, maintained by a contractor for the purpose of securing business, that neither exerts nor proposes to exert improper influence to solicit or obtain Government contracts nor holds itself out as being able to obtain any Government contract or contracts through improper influence.

         "Bona fide employee," as used in this clause, means a person, employed by a contractor and subject to the contractor's supervision and control as to time, place, and manner of performance, who neither exerts nor proposes to exert improper influence to solicit or obtain Government contracts nor holds out as being able to obtain any Government contract or contracts through improper influence.

         "Contingent fee," as used in this clause, means any commission, percentage, brokerage, or other fee that is contingent upon the success that a person or concern has in securing a Government contract.

         "Improper influence," as used in this clause, means any influence that induces or tends to induce a Government employee or officer to give consideration or to act regarding a Government contract on any basis other than the merits of the matter.

         Section 7.26  MISCELLANEOUS.

         As used in this Agreement, the terms "bonds" and "debt securities issued by Corporation" shall be deemed to refer to bonds and debt securities issued by Corpora-


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tion and bonds and debt securities issued by persons, including municipalities and governmental bodies, other than Corporation but in respect of which Corporation is obligated to make payments under installment sale or other agreements relating to the purchase, lease and/or installation of facilities and/or equipment by, or for the benefit of, Corporation executed in connection with the issuance of such bonds or debt securities. The foregoing definition is intended for purposes of this Agreement and for purposes of this Agreement only and shall not be deemed to affect in any way the construction or characterization of such installment sale or other agreements for any other purpose whatsoever.

[Third and fourth sentences of Section 7.26 deleted by Mod. No. 14.]

         Section 7.27  APPROVAL REQUIRED.

Note - Refer to original agreement and various modifications for approval required and conditions to effectiveness.

Section 7.28 TITLES OF ARTICLES AND SECTIONS. The titles of the Articles and Sections in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

Section 7.29 ALTERATIONS. The following changes were made in this Agreement before it was signed by the parties hereto:

                                    None.

         Section 7.30 -DEAR 952.202-1 DEFINITIONS (APR 1984).

         (a) "Contracting Officer" means a person with the authority to enter into, administer, and/or terminate contracts and make related determinations and findings. The term includes certain authorized representatives of the Contracting Officer acting within the limits of their authority as delegated by the Contracting Office.

         (b) Except as otherwise provided in this Agreement, the term "subcontracts" includes, but is not limited to,


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
purchase orders and changes and modifications to purchase orders under this Agreement.

         Section 7.31 - FAR 52.203-3  GRATUITIES (APR 1984).

         (a) The right of Corporation to proceed may be terminated by written notice if, after notice and hearing, the agency head or a designee determines that Corporation, its agent, or another representative --

                  (1) Offered or gave a gratuity (e.g., an entertainment or gift) to an officer, official, or employee of the Government; and

                  (2) Intended, by the gratuity, to obtain a contract or favorable treatment under a contract.

         (b) The facts supporting this determination may be reviewed by any court having lawful jurisdiction.

         (c) If this Agreement is terminated under paragraph (a) above, the Government is entitled --

                  (1) To pursue the same remedies as in a breach of this Agreement; and

                  (2) In addition to any other damages provided by law, to exemplary damages of not less than 3 nor more than 10 times the cost incurred by Corporation in giving gratuities to the person concerned, as determined by the agency head or a designee. (This subparagraph
         (c)(2) is applicable only if this contract uses money appropriated to the Department of Defense).

         (d) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.


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
         Section 7.32 - FAR 52.203-6 RESTRICTIONS ON SUBCONTRACTOR SALES TO THE GOVERNMENT (JUL 1985).

         (a) Except as provided in (b) below, Corporation shall not enter into any agreement with an actual or prospective subcontractor, nor otherwise act in any manner, which has or may have the effect of unreasonably restricting sales by such subcontractors directly to the Government of any item or process (including computer software) made or furnished by the subcontractor under this Agreement or under any follow-on production contract.

         (b) The prohibition in (a) above does not preclude Corporation from asserting rights that are otherwise authorized by law or regulation.

         Section 7.33 - FAR 52.203-7 ANTI-KICKBACK PROCEDURES (OCT 1988).

         (a)  DEFINITIONS.

                  "Kickback," as used in this clause, means any money, fee, commission, credit, gift, gratuity, thing of value, or compensation of any kind which is provided, directly or indirectly, to any prime Con-tractor, prime Contractor employee, sub-contractor, or subcontractor employee for the purpose of improperly obtaining or rewarding favorable treatment in connection with a prime contract or in connection with a subcontract relating to a prime contract.

                  "Person," as used in this clause, means a corporation, partnership, business association of any kind, trust, joint-stock company, or individual.

                  "Prime contract," as used in this clause, means a contract or contractual action entered into by the United States for the purpose of obtaining supplies, materials, equipment, or services of any kind.

                  "Prime Contractor," as used in this clause, means a person who has entered into a prime contract with the United States.


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
                  "Prime Contractor employee," as used in this clause, means any officer, partner, employee, or agent of a prime Contractor.

                  "Subcontract," as used in this clause, means a contract or contractual action entered into by a prime Contractor or subcontractor for the purpose of obtaining supplies, materials, equipment or services of any kind under a prime contract.

                  "Subcontractor," as used in this clause, (1) means any person, other than the prime Contractor, who offers to furnish or furnishes any supplies, materials, equipment, or services of any kind under a prime contract or a subcontract entered into in connection with such prime contract, and (2) includes any person who offers to furnish or furnishes general supplies to the prime Contractor or a higher tier subcontractor.

                  "Subcontractor employee," as used in this clause, means any officer, partner, employee, or agent of a subcontractor.

         (b) The Anti-Kickback Act of 1986 (41 U.S.C. 51-58) (the Act), prohibits any person from --

         (1) Providing or attempting to provide or offering to provide any kickback;

         (2) Soliciting, accepting, or attempting to accept any kickback; or

         (3) Including, directly or indirectly, the amount of any kickback in the contract price charged by a prime Contractor to the United States or in the contract price charged by a subcontractor to a prime contractor or higher tier subcontractor.

         (c)(1) Corporation shall have in place and follow reasonable procedures designed to prevent and detect possible violations described in paragraph (b) of this clause in its own operations and direct business relationships.

         (2) When Corporation has reasonable grounds to believe that a violation described in paragraph (b) of this clause may have occurred, Corporation shall promptly report in writing the possible violation. Such reports shall be made to the inspector general of the contracting agency, the head of the contracting agency if the agency does not have an inspector general, or the Department of Justice.

         (3) Corporation shall cooperate fully with any Federal Agency investigating a possible violation described in paragraph (b) of this clause.

         (4) The Contracting Officer may (i) offset the amount of the kickback against any monies owed by the United States under the prime contract and/or
(ii) direct that the Prime Contractor withhold, from sums owed a subcontractor under the prime contract, the amount of any kickback. The Contracting Officer may order that monies withheld under subdivision (c)(4)(ii) of this clause be paid over to the Government unless the Government has already offset those monies under subdivision (c)(4)(i) of this clause. In either case, the Prime Contractor shall notify the Contracting Officer when the monies are withheld.

         (5) Corporation agrees to incorporate the substance of this clause, including this subparagraph (c)(5) but excepting subparagraph (c)(1), in all subcontracts under this Agreement.

         Section 7.34 - FAR 52.219-9 SMALL BUSINESS AND SMALL DISADVANTAGED BUSINESS SUBCONTRACTING PLAN (FEB 1990).

         (a) This clause does not apply to small business concerns.

         (b) "Commercial product," as used in this clause, means a product in regular production that is sold in substantial quantities to the general public and/or industry at established catalog or market prices. It also means a product which, in the opinion of the Contracting Officer, differs only insignificantly from Corporation's commercial product.


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
         "Subcontract," as used in this clause, means any agreement (other than one involving an employer-employee relationship) entered into by a Federal Government prime Contractor or subcontractor calling for supplies or services rendered for performance of the contract or subcontract.

         (c) The offeror, upon request by the Contracting Officer, shall submit and negotiate a subcontracting plan, where applicable, which separately addresses sub contracting with small business concerns and small disadvantaged business concerns. If the offeror is submitting an individual contract plan, the plan must separately address subcontracting with small business concerns and with small disadvantaged business concerns with a separate part for each option (if any). The plan shall be included in and made a part of the resultant contract. The subcontracting plan shall be negotiated within the time specified by the Contracting Officer. Failure to submit and negotiate the subcontracting plan shall make the offeror ineligible for award of a contract.

         (d) The Offeror's subcontracting plan shall include the following:

                  (1) Goals, expressed in terms of percentages of total planned subcontracting dollars, for use of small business concerns and small disadvantaged business concerns as subcontractors. The offeror shall include all subcontracts that contribute to contract performance, and may include a proportionate share of products and services that are normally allocated as indirect costs.

                  (2) A statement of --

                           (i) Total dollars planned to be subcontracted;

                           (ii) Total dollars planned to be subcontracted to
                  small business concerns; and

                           (iii) Total dollars planned to be subcontracted to
                  small disadvantaged business concerns.


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
                  (3) A description of the principal types of supplies and services to be subcontracted, and an identification of the types planned for subcontracting to (i) small business concerns and (ii) small disadvantaged business concerns.

                  (4) A description of the method used to develop the subcontracting goals in (1) above.

                  (5) A description of the method used to identify potential sources for solicitation purposes (e.g., exiting company source lists, the Procurement Automated Source System (PASS) of the Small Business Administration, the National Minority Purchasing Council Vendor Information Service, the Research and Information Division of the Minority Business Development Agency in the Department of Commerce, or small and small disadvantaged concerns trade associations).

                  (6) A statement as to whether or not the offeror included indirect costs in establishing subcontracting goals, and a description of the method used to determine the proportionate share of indirect costs to be incurred with (i) small business concerns and (ii) small disadvantaged business concerns.

                  (7) The name of the individual employed by the offeror who will administer the offeror's subcontracting program, and a description of the duties of the individual.

                  (8) A description of the efforts the offeror will make to assure that small business concerns and small disadvantaged business concerns have an equitable opportunity to compete for subcontracts.

                  (9) Assurances that the offeror will include the clause in this Agreement entitled "Utilization of Small Business Concerns and Small Disadvantaged Business Concerns" in all subcontracts that offer further subcontracting opportunities, and that the offeror will require all subcontractors (except small business concerns) who receive subcontracts in excess of $500,000 ($1,000,000 for construction of any public facility) to adopt a plan similar to the plan agreed to by the offeror.


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
                  (10) Assurances that the offeror will (i) cooperate in any studies or surveys as may be required, (ii) submit periodic reports in order to allow the Government to determine the extent of compliance by the offeror with the subcontracting plan, (iii) submit, not later than the 25th day of the succeeding month, Standard Form (SF) 294 only, (DOE contractors need not submit SF 295) on a quarterly basis current as the last day of March, June, September, and December, and upon contract completion, in accordance with the instructions on the form except the report shall be submitted quarterly rather than semiannually and additionally shall indicate at the remarks block the number and dollar amount of award made to labor surplus area concerns to the extent such reporting is required by the terms of their contract, and (iv) ensure that its subcontractors agree to submit Standard Form 294 in accordance with the instructions of (iii) above.

                  (11) A recitation of the types of records the offeror will maintain to demonstrate procedures that have been adopted to comply with the requirements and goals in the plan, including establishing source lists; and in a description of its efforts to locate small and small disadvantaged business concerns and award subcontracts to them. The records shall include at least the following (on a plant-wide or company-wide basis, unless otherwise indicated):

                  (i) Source lists, guides, and other data that identify small and small disadvantaged business concerns.

                  (ii) Organizations contacted in an attempt to locate sources that are small or small disadvantaged business concerns.

                  (iii) Records on each subcontract solicitation resulting in an award of more than $100,000, indicating (A) whether small business concerns were solicited and if not, why not, (B) whether small disadvantaged business concerns were solicited and if not, why not, and
         (C) if applicable, the reason award was not made to a small business concern.

                  (iv) Records of any outreach efforts to contact (A) trade associations, (B) business develop-


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
         ment organizations, and (C) conferences and trade fairs to locate small and small disadvantaged business sources.

                  (v) Records of internal guidance and encouragement provided to buyers through (A) workshops, seminars, training etc., and (B) monitoring performance to evaluate compliance with the program's requirements.

                  (vi) On a contract-by-contract basis, records to support award data submitted by the offeror to the Government, including the name, address, and business size of each subcontractor. Contractors having company or division-wide annual plans need not comply with this requirements.

                  (e) In order to effectively implement this plan to the extent consistent with efficient contract performance, Corporation shall perform the following functions:

                  (1) Assist small business and small disadvantaged business concerns by arranging solicitations, time for the preparation of bids, quantities, specifications, and delivery schedules so as to facilitate the participation by such concerns.

         Where Corporation's lists of potential small business and small disadvantaged subcontractors are excessively long, reasonable effort shall be made to give all small business concerns an opportunity to compete over a period of time.

                  (2) Provide adequate and timely consideration of the potentialities of small business and small disadvantaged business concerns in all "make-or-buy" decisions.

                  (3) Counsel and discuss subcontracting opportunities with representatives of small and small disadvantaged business firms.

                  (4) Provide notice to subcontractors, similar to that in the solicitation provision at 52.219-1, concerning penalties from its representations of business status as small business or small disadvan-


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
         taged business for the purpose of obtaining a subcontract that is to be included as part or all of a goal contained in Corporation's subcontracting plan.

         (f) A master subcontracting plan on a plant or division-wide basis which contains all the elements required by (d) above, except goals, may be incorporated by reference as a part of the subcontracting plan required of the offeror by this clause; provided, (1) the master plan has been approved, (2) the offeror provides copies of the approved master plan and evidence of its approval to the Contracting Officer, and (3) goals and any deviations from the master plan deemed necessary by the Contracting Officer to satisfy the requirements of this contract are set forth in the individual subcontracting plan.

         (g)(1) If a commercial product is offered, the subcontracting plan required by this clause may relate to the offeror's production generally, for both commercial and noncommercial products, rather than solely to the Government contract. In these cases, the offeror shall, with the concurrence of the Contracting Officer, submit one company-wide or division-wide annual plan.

         (2) The annual plan shall be received for approval by the agency awarding the offeror its first prime contract requiring a subcontracting plan during the fiscal year, or by an agency satisfactory to the Contracting Officer.

         (3) The approved plan shall remain in effect during the offeror's fiscal year for all of the Offeror's commercial products.

         (h) Prior compliance of the offeror with other such subcontracting plans under previous contracts will be considered by the Contracting Officer in determining the responsibility of the Offeror for award of the contract.

         (i) The failure of the Corporation to comply in good faith with (1) the clause of this Agreement entitled "Utilization of Small Business Concerns and Small Disadvantaged Business Concerns," or (2) an approved plan required by this clause, shall be a material breach of this Agreement.


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
         (j) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.

         Section 7.35 - FAR 52.291-13 UTILIZATION OF WOMEN-OWNED SMALL BUSINESSES (AUG 1986).

         (a) "Women-owned small businesses," as used in this clause, means small business concerns that are at least 51 percent owned by women who are United States citizens and who also control and operate the business.

         "Control, as used in this clause, means exercising the power to make policy decisions.

         "Operate," as used in this clause, means being actively involved in the day-to-day management of the business.

         "Small business concern," as used in this clause, means a concern including its affiliates, that is independently owned and operated, not dominant in the field of operation in which it is bidding on Government contracts, and qualified as a small business under the criteria and size standards in 13 CFR 121.

         (b) It is the policy of the United States that women-owned small businesses shall have the maximum practicable opportunity to participate in performing contracts awarded by any Federal agency.

         (c) Corporation agrees to use its best efforts to give women-owned small businesses the maximum practicable opportunity to participate in the subcontracts it awards to the fullest extent consistent with the efficient performance of this Agreement.

         (d) Corporation may rely on written representations by its subcontractors regarding their status as women-owned small businesses.


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
         Section 7.36 - FAR 52.223-6 DRUG-FREE WORKPLACE (JUL 1990).

         (a)  DEFINITIONS.  As used in this clause,

         "Controlled substance" means a controlled substance in schedules I through V of section 202 of the Controlled Substances Act (21 U.S.C. 812) and as further defined in regulation at 21 CFR 1308.11 - 1308.15.

         "Conviction" means a finding of guilt (including a plea of nolo contendere) or imposition of sentence, or both, by any judicial body charged with the responsibility to determine violations of the Federal or State criminal drug statutes.

         "Criminal drug statute" means a Federal or non-Federal criminal statute involving the manufacture, distribution, dispensing, possession or use of any controlled substance.

         "Drug-free workplace" means the site(s) for the performance of work done by the Contractor in connection with a specific contract at which employees of the Contractor are prohibited from engaging in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance.

         "Employee" means an employee of a Contractor directly engaged in the performance of work under a Government contract.

         "Directly engaged" is defined to include all direct cost employees and any other Contractor employee who has other than a minimal impact or involvement in contract performance.

         (b) Corporation, if other than an individual, shall -- within 30 calendar days after award (unless a longer period is agreed to in writing for contracts of 30 calendar days or more performance duration); or as soon as possible for contracts of less than 30 days performance duration -

                  (1) Publish a statement notifying its employees that the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance is


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
prohibited in Corporation's workplace and specifying the actions that will be taken against employees for violations of such prohibition;

                  (2) Establish an ongoing drug-free awareness program to inform such employees about --

                           (i) The dangers of drug abuse in the workplace;

                           (ii) Corporation's policy of maintaining a drug-free workplace;

                           (iii) Any available drug counseling, rehabilitation, and employee assistance program; and

                           (iv) The penalties that may be imposed upon employees for drug abuse violations occurring in the workplace.

                  (3) Provide all employees engaged in performance of the Agreement with a copy of the statement required by subparagraph (b)(1) of this clause;

                  (4) Notify such employees in writing in the statement required by subparagraph (b)(1) of this clause that, as a condition of continued employment of this Agreement, the employee will --

                           (i) Abide by the terms of the statement; and

                           (ii) Notify the employer in writing of the employee's conviction under a criminal drug statute for a violation occurring in the workplace no later than five (5) calendar days after such conviction.

                  (5) Notify the Contracting Officer within 10 calendar days after receiving notice under subdivision (b)(4)(ii) of this clause, from an employee or otherwise receiving actual notice of such conviction. The notice shall include the position title of the employee;

                  (6) Within 30 calendar days after receiving notice under subdivision (b)(4)(ii) of this clause of a


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
conviction, take one of the following actions with respect to any employee who is convicted of a drug abuse violation occurring in the workplace:

                           (i) taking appropriate personnel action against such employee, up to and including termination; or

                           (ii) Require such employee to satisfactorily participate in a drug abuse assistance or rehabilitation program approved for such purposes by a Federal, State, or local health, law enforcement, or other appropriate agency.

                  (7) Make a good faith effort to maintain a drug-free workplace through implementation of subparagraphs (b)(1) through (b)(6) of this clause.

         (c) Corporation, if an individual, agrees by award of this Agreement or acceptance of a purchase order, not to engage in the unlawful manufacture, distribution, dispensing, possession, or use of a controlled substance in the performance of this Agreement.

         (d) In addition to other remedies available to the Government, Corporation's failure to comply with the requirements of paragraphs (b) and (c) of this clause may, pursuant to FAR 23.506, render Corporation subject to suspension of contract payments, termination of the Agreement for default, and suspension or debarment.

         (e) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to Section 6.02 of this Agreement.

         Section 7.37 - FAR 52.232-28 ELECTRONIC FUNDS TRANSFER PAYMENT METHODS (APR 1989). Payments under this Agreement will be made by the Government either by check or electronic funds transfer (through the Treasury Fedline Payment System (FEDLINE) or the Automated Clearing House (ACH)), at the option of the Government. After


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
award, but no later than 14 days before an invoice or contract financing request is submitted, Corporation shall designate a financial institution for receipt of electronic funds transfer payments, and shall submit this designation to the Contracting Officer or other Government official, as directed.

         (a) For payments through FEDLINE, Corporation shall provide the following information:

                  (1) Name, address, and telegraphic abbreviation of the financial institution receiving payment.

                  (2) The American Bankers Association 9-digit identifying number for wire transfers of the financing institution receiving payment if the institution has access to the Federal Reserve Communications System.

                  (3) Payee's account number at the financial institution where funds are to be transferred.

                  (4) If the financial institution does not have access to the Federal Reserve Communications System, name, address, and telegraphic abbreviation of the correspondent financial institution through which the financial institution receiving payment obtains wire transfer activity. Provide the telegraphic abbreviation and American Bankers Association identifying number for the correspondent institution.

         (b) For payment through ACH, Corporation shall provide the following information:

                  (1) Routing transit number of the financial institution receiving payment (same as American Bankers Association identifying number used for FEDLINE).

                  (2) Number of account to which funds are to be deposited.


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
                  (3) Type of depositor account ("C" for checking, "S" for savings).

                  (4) If Corporation is a new enrollee to the ACH system, a "Payment Information Form," SF 3881, must be completed before payment can be processed.

         (c) In the event Corporation, during the performance of this Agreement, elects to designate a different financial institution for the receipt of any payment made using electronic funds transfer procedures, notification of such change and the required information specified above must be received by the appropriate Government official 30 days prior to the date of such change is to become effective.

         (d) The documents furnishing the information required in this clause must be dated and contain the signature, title, and telephone number of the Corporation official authorized to provide it, as well as Corporation's name and contract number.

         (e) Corporation's failure to properly designate a financial institution or to provide appropriate payee bank account information may delay payments of amounts otherwise properly due.

         Section 7.38 - PAYMENT OF INTEREST.

         (a) Notwithstanding any other clause of this Agreement, all amounts that become payable by Corporation to the Government under this Agreement (net of any applicable tax credit under the Internal Revenue Code (26 U.S.C. 1481)) shall bear simple interest from the date due until paid unless paid within 30 days of becoming due. The interest rate shall be the interest rate established by the Secretary of the Treasury as provided in Section 12 of the Contract disputes Act of 1978 (Public Law 95-563), which is applicable to the period in which the amount becomes due, as provided in paragraph (b) of this clause, and then at the rate applicable for each six-month period as fixed by the Secretary until the amount is paid.

         (b) Amounts shall be due at the earliest of the following dates:


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
                  (1) The date fixed under this Agreement.

                  (2) The date of the first written demand for payment consistent with this Agreement.

         (c) The interest charge made under this clause may be reduced under the procedures prescribed in 32.614-2 of the Federal Acquisition Regulation in effect on the date of this Agreement.

         Section 7.39 - FAR 52.203-10 PRICE OR FEE ADJUSTMENT FOR ILLEGAL OR IMPROPER ACTIVITY (SEP 1990).

         (a) The Government, at its election, may reduce the price of a fixed-price type contract or contract modification and the total cost and fee under a cost-type contract or contract modification by the amount of profit or fee determined as set forth in paragraph (b) of this clause if the head of the contracting activity or his or her designee determines that there was a violation of subsection 27(a) of the Office of Federal Procurement Policy Act, as amended (41 U.S.C. 423), as implemented in the FAR. In the case of a contract modification, the fee subject to reduction is the fee specified in the particular contract modification at the time of execution, except as provided in subparagraph (b)(5) of this clause.

         (b) The price or fee reduction referred to in paragraph (a) of this clause shall be --

                  (1) For cost-plus-fixed-fee contracts, the amount of the fee specified in the contract at the time of award;

                  (2) For cost-plus-incentive-fee contracts, the target fee specified in the contract at the time of award, notwithstanding any minimum fee or "fee floor" specified in the contract;

                  (3) For cost-plus-award-fee contracts --

                           (i) The base fee established in the contract at the
                  time of contract award;


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
                           (ii) If no base fee is specified in the contract, 30
                  percent of the amount of each award fee otherwise payable to the Contractor for each award fee evaluation period or at each award fee determination point.

                  (4) For fixed price incentive contracts, the Government may --

                           (i) Reduce the contract target price and contract
                  target profit both by an amount equal to the initial target profit specified in the contract at the time of contract award; or

                           (ii) If an immediate adjustment to the contract
                  target price and contract target profit would have a significant adverse impact on the incentive price revision relationship under the contract, or adversely affect the contract financing provisions, the Contracting Officer may defer such adjustment until establishment of the total final price of the contract. The total final price established in accordance with the incentive price revision provisions of the contract shall be reduced by an amount equal to the initial target profit specified in the contract at the time of contract award and such reduced price shall be the total final contract price.

                  (5) For firm-fixed-price contracts or contract modifications, by 10 percent of the initial contract modification price; or a profit amount determined by the Contracting Officer from records or documents in existence prior to the date of the contract award or modification.

         (c) The Government may, at its election, reduce a prime contractor's price or fee in accordance with the procedures of paragraph (b) of this clause for violations of the Act by its subcontractors by an amount not to exceed the amount of profit or fee reflected in the subcontract at the time the subcontract was first definitively priced.

         (d) In addition to the remedies in paragraphs (a) and (c) of this clause, the Government may terminate this contract for default. The rights and remedies of the Government specified herein are not exclusive and are in addition to any other rights and remedies provided by law or under this contract.

         (e) Notwithstanding the provisions of paragraphs (a), (b), (c), and (d) of this Section 7.39:

                  (1) The cumulative total of all reductions, made pursuant to this Section 7.39, in price, profit, fee or other compensation shall not exceed $140,000; and

                  (2) If, pursuant to this section, DOE elects, in whole or in part, to cancel, terminate, annul or suspend this Agreement, to terminate the right of Corporation to proceed or to suspend contract payments, such action by DOE may only be taken by delivering to Corporation a notice in writing of DOE's election to terminate not less than three years prior to the effective date of termination pursuant to
         Section 6.02 of this Agreement.


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
         IN WITNESS WHEREOF, the parties hereto have executed this Modification No. 14 as of the date and year first above written.


                                            OHIO VALLEY ELECTRIC CORPORATION



                                            By             /s/
                                               --------------------------------

                                            UNITED STATES OF AMERICA

                                            By:  SECRETARY OF ENERGY


                                            By            /s/
                                               --------------------------------
                                               Authorized Contracting Officer


                                      110